UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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[   ]         Soliciting Material Pursuant to §240.14a-12

Sterling Construction Company, Inc.
(Name of Registrant as Specified In Its Charter)

______________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STERLING CONSTRUCTION COMPANY, INC.
20810 Fernbush Lane
Houston, Texas 77073

Telephone: (281) 821-9091

NOTICE OF THE 2013 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2013 Annual Meeting of Stockholders of Sterling Construction Company, Inc., a Delaware corporation, will be held as follows:

Date:	Thursday, May 9, 2013

Place:	Hyatt Regency Hill Country
9800 Hyatt Resort Drive
San Antonio, Texas 78251

Time:	9:00 a.m. local time

Purposes:	1.	To elect two Board nominees as Class III directors, each to serve for a three-year term.
	2.	To ratify the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2013.
	3.	To approve the compensation of the Company's named executive officers for 2012 (an advisory vote) as set forth in the Proxy Statement.
	4.	To transact any other business that properly comes before the meeting.

Only the stockholders of record at the close of business on March 11, 2013 are entitled to notice of the meeting and to vote at the meeting or any adjournment of it.

By Order of the Board of Directors
March 28, 2013	Roger M. Barzun, Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2013:

The Proxy Statement, the form of proxy and the Annual
Report to Stockholders for the year ended December 31, 2012
are available at the Company's Internet website,
www.SterlingConstructionCo.com on the "Investor
Relations" page.

STERLING CONSTRUCTION COMPANY, INC.
Proxy Statement for the 2013 Annual Meeting of Stockholders

Table of Contents
GENERAL INFORMATION	1
The Record Date	1
Methods of Voting	1
Revocation of a Proxy	2
Quorum, Vote Required and Method of Counting	2
The Solicitation of Proxies and Expenses	3
The 2012 Annual Report	3
ELECTION OF DIRECTORS (Proposal 1)	3
The Composition of the Board	3
Director Independence	3
The Nominees and Continuing Directors	4
Background of the Nominees	4
Background of the Continuing Directors	5
Experience, Qualifications, Attributes and Skills of Nominees and Directors	6
RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)	7
APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION (an advisory vote) (Proposal 3)	8
BOARD OPERATIONS	9
Corporate Governance	9
Communicating with the Board	10
The Board's Leadership Structure	10
The Board's Risk Oversight	10
Nomination of Directors	11
Election of Directors by Majority Vote	12
Directors' Attendance at Meetings in 2012	12
Committees of the Board	12
The Audit Committee	12
The Audit Committee Report	13
The Compensation Committee	13
Compensation Committee Interlocks and Insider Participation	14
The Compensation Committee Report	14
The Corporate Governance & Nominating Committee	14
Director Compensation	15

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STOCK OWNERSHIP INFORMATION	17
Security Ownership of Certain Beneficial Owners and Management	17
Policies Regarding Hedging, Holding and Pledging Company Stock	19
Section 16(a) Beneficial Ownership Reporting Compliance	19
EXECUTIVE COMPENSATION	20
The Executive Officers	20
Summary of 2012 Executive Compensation	20
Compensation Discussion and Analysis	21
Introduction	21
Compensation Objectives	21
Employment Agreements	21
How the Terms of the Employment Agreements Were Determined	22
Change in Control Agreements	25
Compensation Policies and Practices — Risk Management	25
Employment Agreements of the Named Executive Officers	28
Potential Payments Upon Termination or Change-in-Control	29
Summary Compensation Table for 2012	31
Grants of Plan-Based Awards for 2012	33
Option Exercises and Stock Vested for 2012	35
Outstanding Equity Awards at December 31, 2012	35
Equity Compensation Plan Information	36
PERFORMANCE GRAPH	37
BUSINESS RELATIONSHIPS WITH DIRECTORS AND OFFICERS	38
Transactions with Related Persons	38
Policies and Procedures for the Review, Approval or Ratification of Transactions with Related Persons	39
INFORMATION ABOUT AUDIT FEES AND AUDIT SERVICES	40
Audit Fees	40
Audit-Related Fees	40
Tax Fees	40
All Other Fees	40
Procedures for Approval of Services	40
SUBMISSION OF STOCKHOLDER PROPOSALS	40

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STERLING CONSTRUCTION COMPANY, INC.
20810 Fernbush Lane
Houston, Texas 77073
Tel.: (281) 821-9091

PROXY STATEMENT
FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

In this Proxy Statement, Sterling Construction Company, Inc. is sometimes referred to as the Company, and the Board of Directors of the Company is sometimes referred to as the Board.  The Company is making this Proxy Statement, the form of proxy and the Company's 2012 Annual Report on Form 10-K available to stockholders starting on March 28, 2013 in connection with the solicitation of proxies by the Board for the 2013 Annual Meeting of Stockholders.  The Annual Meeting will be held on Thursday, May 9, 2013 at 9:00 a.m. local time at the Hyatt Regency Hill Country, 9800 Hyatt Resort Drive, San Antonio, Texas 78251.

On March 28, 2013, the Company mailed a Notice of Internet Availability of Proxy Materials (the Availability Notice) to stockholders of record on March 11, 2013 (the Record Date) and posted the proxy materials on the Company's website:

www.SterlingConstructionCo.com

as well as on the website provided in the Availability Notice:

http://www.Amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=04770

The Company is sending the Notice of Availability to all stockholders of record instead of mailing them a printed set of all the proxy materials, although as stated in the Availability Notice, if you wish to obtain a printed set of the proxy materials, you can do so without charge by requesting a copy by telephone, by e-mail or on either of the websites listed above, all as described in the Availability Notice.  This procedure reduces the Company's mailing costs and the amount of paper used in the proxy solicitation process.

On or about April 9, 2013, the Company plans to mail a second Availability Notice to stockholders that will be accompanied by a proxy card on which you can indicate how you wish your shares to be voted.

The Record Date. The Company established Monday, March 11, 2013 as the Record Date.  The persons or entities whose names appear on the records of the Company as holders of the Company's common stock on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting or at any adjournment of the meeting.  On the Record Date, there were 16,602,034 shares of the Company's common stock outstanding.

Methods of Voting.  As a holder of common stock of the Company on the Record Date, you may vote your shares either by coming to the Annual Meeting and voting in person, or by appointing someone to vote your shares for you by giving that person a proxy.  In this Proxy Statement, you are being asked to appoint each of Patrick T. Manning, the Company's Chairman; Elizabeth D. Brumley, the Company's Executive Vice President & Chief Financial Officer; and Roger M. Barzun, the Company's Senior Vice President & General Counsel as your proxy to vote your shares the way you direct both at the Annual Meeting and at any adjournment of the meeting.

Voting by Proxy.  Stockholders have the option to vote by proxy in three ways:

•	Via the Internet: You may vote via the Internet by following the instructions in the Availability Notice.

•
By telephone:  You may vote by telephone by calling toll-free 1-800-PROXIES (1-800-776-9437) in the United States, or 1-718-921-8500 from a foreign country using a touch-tone telephone and by following the instructions given to you.  You should have your proxy card with you when you call so that you can input the numbers found on your proxy card when asked to do so.

•
By mail: You may vote by mail by obtaining a printed copy of the proxy card in the manner described in the Availability Notice.  You need to complete, sign, and date the proxy card and then mail it to the Company.

If your shares are held by a bank, a broker or by another nominee holder of record, please refer to information they provide to you on your voting options.

If you vote by proxy, your shares will be voted as you direct if —

•	Your proxy is properly completed;

•	Your proxy is received by the Company before the Annual Meeting; and

•	Your proxy is not revoked by you before the voting.

If you do not specify on your proxy how you want your shares voted, they will be voted in the following way:

FOR	the election of two Class III nominees for three-year terms (Proposal 1).

FOR	the ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2013 (Proposal 2).

FOR	the approval of the compensation of the Company's named executive officers for 2012 as set forth in this Proxy Statement (Proposal 3) (an advisory vote).

The Board does not know of any other proposal that will be presented for consideration at the Annual Meeting.

Revocation of a Proxy.  You may revoke a proxy you have already given in any one of the following three ways:

•	By sending to the Secretary of the Company, at the Company's address set forth above, a written statement that you wish to revoke your proxy;

•	By submitting another proxy dated later than a previous proxy; or

•	By attending the Annual Meeting in person and notifying the chairman of the meeting that you wish to vote in person.

Quorum, Vote Required and Method of Counting.

The Quorum for the Meeting.  A quorum must be present in order to hold the Annual Meeting.  A quorum consists of the holders of a majority of the shares of common stock issued and outstanding on the Record Date.  Holders of shares of common stock who are either present at the Annual Meeting in person or through representation by a proxy (including those who abstain from voting or who do not vote on one or more of the proposals) will be counted for purposes of determining whether there is a quorum present at the meeting.

Vote Required.  Each share of common stock entitles the record holder to one vote on each of the matters to be voted on at the Annual Meeting.

Proposal 1.	The election of a nominee requires that he receives more votes for his election than against his election.

Proposal 2.
The ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2013 requires the affirmative vote of the holders of a majority of the shares of common stock represented and entitled to vote at the meeting.  See also the information below under the heading Ratification of the Selection of Independent Registered Public Accounting Firm (Proposal 2) for the effect of your vote.

Proposal 3.
The advisory vote to approve the compensation of named executive officers also requires the affirmative vote of the holders of a majority of the common stock represented and entitled to vote at the meeting.

Method of Counting.  The Company will not count as votes cast on a proposal either the shares of stockholders who abstain from voting on that proposal, or the shares held in "street" name by banks, brokers or nominees who indicate on their proxies that they do not have the discretionary authority to vote the shares on the proposal.  The latter are known as broker non-votes.

Proposal 1.	The election of a director does not require a minimum number of votes. Therefore, abstentions and broker non-votes will have no effect on the voting for the election of directors.

Proposals 2 & 3.
Because the ratification of the appointment of Grant Thornton LLP and the approval of named executive officer compensation both require an affirmative vote by the holders of a majority of the shares that make up the meeting's quorum, abstentions and broker non-votes will have the effect of votes against the proposal.

The Solicitation of Proxies and Expenses.  In addition to the solicitation of proxies by means of this Proxy Statement, directors, officers and employees of the Company and, if considered necessary, a third-party solicitation agent may solicit proxies using personal interviews, telephone calls, facsimile transmissions and e-mails.  The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to solicit votes from their customers who are beneficial owners, but not record holders, of common stock, and to forward or make available proxy solicitation materials to those beneficial owners.  The Company will reimburse them for the reasonable out-of-pocket expenses they incur in doing so and will pay the expenses of preparing, printing and mailing this Proxy Statement, the form of proxy, the Availability Notice, the Company's Annual Report on Form 10-K for 2012 and any other solicitation materials.

The 2012 Annual Report.  A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2012, which has been filed with the Securities and Exchange Commission (SEC) contains financial statements and other information of interest to stockholders.  Stockholders may obtain a copy of the 2012 Annual Report in the same manner as they may obtain a copy of the other proxy solicitation materials.

ELECTION OF DIRECTORS (Proposal 1)

The Composition of the Board.  The Company’s Certificate of Incorporation provides for the division of directors into three classes, each class to be as nearly equal in number as reasonably possible.  The term of each class is three years, and the terms are staggered so that at each Annual Meeting of Stockholders, the term of one class of directors expires.  A director holds office until the expiration of his or her term and until a successor is elected and qualified unless the director dies, resigns or is removed from the Board.  In any of those circumstances, the Board has the authority to appoint a replacement.  The Bylaws of the Company permit the Board to determine from time to time how many directors the Company will have.  To be elected, a director must receive more votes for his election than against his election.

There are currently ten directors.  The Board has set the number of directors from and after the Annual Meeting at eight directors.  The Board has considered declassifying the Board as discussed in the section entitled Corporate Governance under the heading Board Operations where an explanation can be found as to why the Board has decided not to declassify the Board at the 2013 Annual Meeting.

The Board of Directors recommends that stockholders vote for each director nominee
Director Independence.

The following table shows the Company's incumbent independent directors at the date of this Proxy Statement and the committees of the Board on which they serve.

Each director listed satisfies the Nasdaq Stock Market's definition of an independent director because none of them has been an employee of the Company within the past three years and none of them (or their family members) have any connection with the Company other than as directors.  No other factors affected the Board’s determination that these directors are independent.  Each member of the Company's three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance & Nominating Committee, satisfies Nasdaq's independence standards for service on those committees.  The members of the Audit Committee also satisfy the independence requirements of the SEC's Regulation §240.10A-3.  Independent directors have elected Mr. Hemsley the Board's Lead Director.

Independent Directors	Board Committee Assignments
John D. Abernathy	Audit Committee Compensation Committee
Robert A. Eckels	Audit Committee Compensation Committee Corporate Governance & Nominating Committee (Chairman)
Maarten D. Hemsley	Audit Committee Compensation Committee Corporate Governance & Nominating Committee
Richard O. Schaum	Audit Committee Compensation Committee (Chairman)
Milton L. Scott	Audit Committee (Chairman) Corporate Governance & Nominating Committee
David R. A. Steadman	Audit Committee Corporate Governance & Nominating Committee

The Nominees and Continuing Directors.

The following table lists the nominees for election as directors as well as the directors whose terms do not expire at the Annual Meeting.  Each of the nominees has stated his willingness to serve if elected.  If any nominee is unable to serve, the proxy holders may vote for a substitute nominee.  The Board has no reason to believe that any of the nominees will be unable to serve.  A proxy cannot be voted by the proxy holders for more persons than the number of nominees named in this Proxy Statement.  Information about the number of shares of common stock of the Company owned by the nominees and the continuing directors can be found below under the heading Stock Ownership Information.

Nominees	Current Position	Age	Class	Director Since	Year Term Expires (If elected)
Maarten D. Hemsley	Director	63	III	1998	2016
Peter E. MacKenna	President & Chief Executive Officer, Director	50	III	2012	2016

Incumbent Directors*
Robert A. Eckels	Director	55	I	2010	2014
Joseph P. Harper, Sr.	Director	67	I	2001	2014
Patrick T. Manning	Chairman of the Board of Directors	67	I	2001	2014
John D. Abernathy	Director	75	II	1994	2015
Richard O. Schaum	Director	66	II	2010	2015
Milton L. Scott	Director	56	II	2005	2015

*	David R. A. Steadman and Kip L. Wadsworth are incumbent Class III directors. Their terms expire at the 2013 Annual Meeting, but they have not been nominated for re-election.

Background of the Nominees.

Maarten D. Hemsley.  Mr. Hemsley served as the Company's President and Chief Operating Officer from 1988 until 2001, and as its Chief Financial Officer from 1998 until August 2007.  From January 2001 until March 2012, when he retired, Mr. Hemsley was a consultant to, or employee of, Harwood Capital LLP (Harwood) (formerly JO Hambro Capital Management Limited) an investment management company based in the United Kingdom.  During that period, Mr. Hemsley served as a Fund Manager, Senior Fund Manager and Senior Advisor to several investment funds managed by Harwood.  Mr. Hemsley is a director of Sevcon, Inc., a U.S. public company that manufactures electronic controls for electric vehicles and other equipment, and of a number of privately-held companies in the United Kingdom.  Mr. Hemsley is a Fellow of the Institute of Chartered Accountants in England and Wales.

Peter E. MacKenna.  Mr. MacKenna was elected the Company's Chief Executive Officer effective September 1, 2012 and its President on January 28, 2013.  From April 1995 until he joined the Company, Mr. MacKenna was employed by Skanska AB as President and CEO of various of its operating companies.  Skanska AB is a Fortune 500 public company and one of the ten largest construction companies in the world.  Most recently, from March 2009 until September 2012, Mr. MacKenna served as Executive Vice President and Chief Strategy Officer of Skanska USA Civil where he was responsible for increasing its revenues through a combination of acquisitions and organic growth, and oversaw the development of its acquisition strategy and acquisition integration planning.  Before that he had responsibility for integrating businesses separately acquired by Skanska into a cohesive organization.

Background of the Continuing Directors.

Robert A. Eckels.  Mr. Eckels is a member of the Texas-based law firm of Looper, Reed & McCraw, LLC.  His practice concentrates on Corporate Law, Finance, Public-Private Partnerships and Homeland Security and Disaster Law.  Before joining Looper, Reed, from March 2009 through March 2011, Mr. Eckels operated his own independent legal practice.  From March 2007 through March 2009, Mr. Eckels was a partner in the international law firm of Fulbright & Jaworski, LLP.  For twelve years before joining Fulbright & Jaworski, from January 1995 to March 2007, Mr. Eckels was County Judge of Harris County, Texas, which includes the city of Houston, as well as Chairman of the Harris County Toll Road Authority.  As Harris County Judge, Mr. Eckels was the presiding officer of the Commissioners Court, which is the governing body of the county, and was responsible for the executive, legislative and judicial functions of a county of nearly four million residents.  Mr. Eckels has also served on several boards and councils in the Houston-Galveston region, as well as on state boards and commissions and federal advisory commissions.  He serves as a member and chair of the Texas County and District Retirement System board, a governor-appointed, non-paid board, with responsibility for the oversight of a more than $18 billion public pension fund.  Mr. Eckels is also President of Texas Central High-Speed Rail, LLC, a high-speed rail development company linking the Texas Triangle cities of Houston, Dallas/Fort Worth and Austin/San Antonio. From January 1983 to January 1995, Mr. Eckels served as a member of the Texas House of Representatives.  Mr. Eckels received a B.S. degree from the University of Houston, a J.D. degree from South Texas College of Law and is a member of the bar in Texas, New York, Colorado and the District of Columbia.

Joseph P. Harper, Sr.  Mr. Harper has been a director of the Company since July 2001. He was employed by Texas Sterling Construction Co. (TSC) from 1972 until January 2013 and was Chief Financial Officer of TSC for approximately 25 years until August 2004, when he became Treasurer of TSC.  In addition to his financial responsibilities, Mr. Harper performed both estimating and project management functions.  He became the Company's President and Chief Operating Officer in July 2001 and Treasurer in May 2006.  In January 2013, Mr. Harper retired as an employee and officer of the Company.  Mr. Harper is a certified public accountant.

Patrick T. Manning.  Mr. Manning has been Chairman of the Board of Directors of the Company since July 2001.  Mr. Manning joined the predecessor of TSC in 1971 and led its move from Detroit, Michigan into the Houston market in 1978.  Until his retirement as an employee and officer of the Company in September 2012, Mr. Manning was TSC’s President and Chief Executive Officer from 1998 and Chief Executive Officer of the Company from July 2001.  Mr. Manning has served on a variety of construction industry committees, including the Gulf Coast Trenchless Association and the Houston Contractors’ Association, where he served as a member of the board of directors and as President from 1987 to 1993. He attended Michigan State University from 1969 to 1972.

John D. Abernathy.  Mr. Abernathy was Chief Operating Officer of Patton Boggs LLP, a Washington D.C. law firm, from January 1995 through May 2004 when he retired.  He was also a director of Par Pharmaceutical Companies, Inc., a New York Stock Exchange-listed company that manufactures generic and specialty drugs, until May 2010, and Neuro-Hitech, Inc., a company that manufactures generic drugs, the shares of which are traded on the over-the-counter market, until March 2010.  Mr. Abernathy is a certified public accountant.

Richard O. Schaum.  Mr. Schaum has been General Manager of 3rd Horizon Associates LLC, a technology assessment and development company, since May 2003.  From October 2003 until June 2005, he was Vice President and General Manager of Vehicle Systems for WaveCrest Laboratories, Inc. and led its vehicle systems development group.  Prior to that, for more than thirty years, he was with DaimlerChrysler Corporation, and its predecessor, Chrysler Corporation, most recently, from January 2000 until his retirement in March 2003, as Executive Vice President, Product Development.  Mr. Schaum is a fellow of the Society of Automotive Engineers and served as its President from 2007 to 2008.  He earned a B.S. in Mechanical Engineering from Drexel University and an M.S. in Mechanical Engineering from the University of Michigan.  Mr. Schaum is currently a director of BorgWarner Inc., a publicly-traded company that manufactures and sells technologies for engines and drive trains, and Gentex Corporation, a publicly-traded company that manufactures and sells automotive electro-chromic dimming mirrors, windows, camera-based driver assist systems, and commercial fire protection products.

Milton L. Scott.  Mr. Scott is Chairman and Chief Executive Officer of the Tagos Group, LLC, a strategic advisory and services company in supply chain management, energy efficiency, and international financial advisory and project management.  Mr. Scott is also Chairman and Chief Executive Officer of CorrLine International, LLC, a private company that manufactures Corrx, a surface decontamination product that treats and destroys the primary cause of premature coating failures.  He was previously associated with Complete Energy Holdings, LLC, a company of which he was Managing Director until January 2006 and which he co-founded in January 2004 to acquire, own and operate power generation assets in the United States.  From March 2003 to January 2004, Mr. Scott was a Managing Director of The StoneCap Group, an entity formed to acquire, own and operate power generation assets.  From October 1999 to November 2002, Mr. Scott served as Executive Vice President and Chief Administrative Officer at Dynegy Inc., a public company in the business of power distribution, marketing and trading of gas, power and other commodities, midstream services and electric distribution.  From July 1977 to October 1999, Mr. Scott was a partner with the Houston office of Arthur Andersen LLP, a public accounting firm, where from 1996 to 1999, he served as partner in charge of the Southwest Region Technology and Communications practice.  Within the past five years, Mr. Scott was, but is no longer, a director of W-H Energy Services, Inc., which at the time was a publicly-traded company in the oilfield services industry.

Experience, Qualifications, Attributes and Skills of Nominees and Directors.

The following describes the basis on which the Corporate Governance & Nominating Committee has concluded that the incumbent directors (listed alphabetically below) some of whom are nominees, should continue to serve as directors of the Company.  As more fully described below in the section entitled Nomination of Directors under the heading Board Operations, the Committee typically does not look for a specific experience, qualification, attribute or skill in nominating a director for election or re-election, but rather tries to find a person whose overall combination of those factors would enable him or her to make valuable contributions to the Board.

Mr. Abernathy has extensive financial and accounting experience as well as leadership skills that he has gained as a member and later as Chairman and Chief Executive Partner of BDO Seidman, a public accounting firm, and from nine years as Chief Operating Officer of a major Washington, D.C. law firm.  On the Board, the breadth and depth of his experience allows him to play an important role as one of the Board's Audit Committee Financial Experts.  He has been a director of two other public companies for more than five years, as described above in his biographical data, and that hands-on experience enables him to provide valuable contributions and insights into corporate governance matters.

Mr. Eckels has a long and distinguished background in the public sector as well as broad experience and a strong interest in transportation matters.  These are two areas in which other directors have no particular experience or expertise and ones which enable Mr. Eckels to assist the Board as the Company seeks to expand its business into design-build, CM/GC (construction manager/general contractor) and other project delivery methods, which are alternatives to the traditional fixed unit price, low bid process, and in which success is based not only on bid price, but also on reputation, marketing and quality.  In addition, Mr. Eckels's knowledge and experience described in his biographical data help the Board oversee the Company's efforts to bid successfully on the kind of large, transportation infrastructure projects on which it has worked in the past.  In furtherance of his corporate governance education, in 2012 he became a Board Leadership Fellow of the National Association of Corporate Directors (NACD) by completing NACD’s comprehensive program of study for corporate directors, which the Company believes will enhance his effectiveness as Chairman of the Company's Corporate Governance & Nominating Committee.

Mr. Harper has forty years of experience in heavy civil construction with the Company.  His operational skills combined with financial acumen developed as chief financial officer for many years enable him as a director to aid the Board in making assessments and decisions about the Company's annual budgets, its capital expenditures, and cash management; to assess the risks of entry into new types of construction projects; and to evaluate the strategic direction of the Company's acquisition program.

Mr. Hemsley has extensive financial experience and managerial skills gained over many years as chief financial officer of the Company for thirteen years and as its President for seven years; through his recent position managing investment funds; and his responsibilities during his career as chief financial officer of several medium-sized public and private companies in a variety of business sectors in the U.S. and Europe.  His knowledge of the Company derived from more than twenty years' service, as well as his analytical skills honed as a fund manager in making investment decisions and overseeing the management of a wide range of portfolio companies, enable him to contribute to the Board's oversight of the Company's business, its financial risks, its executive compensation arrangements, the risks inherent in its acquisition program, and in post-acquisition integration issues.

Mr. MacKenna has more than 25 years of civil construction experience, which includes both operational experience in water, waste water, heavy highway, transit, marine, and foundation construction as well as extensive business experience in acquisition analysis and strategy, and post-acquisition integration.  These are all areas that the Board believes are critical to the Company's future success and growth.  His construction experience has been in an enterprise much larger than the Company, and as a result, he brings to the Board many of the techniques, processes and procedures that the Company will need as it integrates its operations and continues to grow.

Mr. Manning has more than thirty-five years of experience in heavy civil construction with the Company as well as interpersonal and public relations skills he has developed from service for many years on the construction industry committees referred to in his biographical data.  That experience and those skills are critical at the Board level, where oversight of the Company's business, its growth, its entry into new types of construction projects, its long-term strategy and its overall risks are important.

Mr. Schaum has extensive executive and management experience at all levels in a Fortune 100 company, and knowledge of, and interest in, corporate governance matters, gained on the board of a Fortune 500 company.  In addition, his technical background and his operating experience at all levels of management contribute to the breadth and depth of the Board's deliberations.

Mr. Scott has many years of experience as an audit partner at a large public accounting firm; leadership, managerial and corporate governance skills acquired during his tenure as a senior executive at a Fortune 500 company; and entrepreneurial skills developed through the founding of several companies in the energy and service sectors.  He has also served as a chief executive officer of private companies and as a lead director at a public company.  Mr. Scott's background and experience enable him to bring to the Board and its deliberations a broad range and combination of valuable insights as well as leadership skills, particularly in his role as Chairman of the Board's Audit Committee.

RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)

Pursuant to its charter, the Audit Committee is directly responsible for the appointment of the Company's Auditors.  The Audit Committee has selected Grant Thornton LLP as the Company's independent registered public accounting firm to perform the audit of the Company's financial statements for 2013.  Grant Thornton was also the Company's independent registered public accounting firm for the year ended December 31, 2012.

The Committee may select an independent registered public accounting firm at any time during the year if it determines that to do so would be in the best interests of the Company and its stockholders.  The Board is asking stockholders to ratify the selection of Grant Thornton as a matter of good corporate practice, although ratification is not required by law or by the Company's Bylaws, and the vote is not binding on the Committee.

There is additional information about Grant Thornton, below, under the heading Information About Audit Fees and Audit Services.  The ratification of the selection of Grant Thornton requires the affirmative vote of the holders of a majority of shares of common stock represented and entitled to vote at the Annual Meeting.

The Board of Directors recommends that stockholders vote for the ratification of the selection of Grant Thornton LLP.

APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION (an advisory vote) (Proposal 3)

Current SEC regulations require the Company to solicit a stockholder vote on the approval of the compensation of the named executive officers, who are listed below in the section entitled The Executive Officers under heading Executive Compensation.  This advisory vote, as described below, is commonly referred to as say-on-pay.  The vote is not binding on the Company.  At the 2011 Annual Meeting of Stockholders, holders of 80% of the shares present in person or represented by proxy at the meeting voted in accordance with the Company's recommendation to hold a say-on-pay vote annually, and the Company has and will continue to do so.

In determining how to vote on Proposal 3, stockholders should take into account all of the disclosures in this Proxy Statement that relate to the compensation of executives.  That information is set forth in this section and below under the heading Executive Compensation.  The information includes tables of compensation and stock option data, as well as an explanation of why and how the types and levels of compensation of the named executive officers have been determined.

The Company's executive compensation structure is designed to pay executives for the day-to-day work they perform, to give them an incentive to make extra efforts to maximize the Company's profits, and to encourage them to remain with the Company, all of which, the Company believes, further the interests of stockholders.

Compensation consists of salary and incentive compensation.  The compensation structure is embodied in multi-year employment agreements because the Compensation Committee believes that they provide stability and predictability in compensation matters, benefiting both the executive and the Company.

At the Annual Meeting, stockholders will have the opportunity to vote for, against, or to abstain from voting on the approval of executive compensation.

In the event that stockholders do not approve executive compensation, the Committee will review its decisions on compensation structure and levels as well as the comparability of executives' compensation to that of a peer group of companies before deciding whether to make any changes in the compensation of one or more executives.  It should be noted that with multi-year employment agreements, the Company can only make changes with the consent of the executive or after the term of the agreement expires.

The affirmative vote of holders of a majority of the shares of common stock represented and entitled to vote at the Annual Meeting is required to approve executive compensation.

the board recommends that stockholders vote for the approval of executive compensation

BOARD OPERATIONS

Corporate Governance.  During the last six years, the Board has periodically adopted changes to its policies and procedures to reflect changes in public company corporate governance trends because directors believe that it is in the best interests of the Company and its stockholders to do so.  The following is a brief description of those changes:

Year of Adoption	Description of Actions Taken
2006	Adopted a policy to hold annual meetings of stockholders contemporaneously with a regularly-scheduled board meeting so that all directors can attend the annual meeting without additional expense to the Company.
2007	Established the position of Lead Director to be elected from among the Company's independent directors.
2007	Changed the election of directors from a plurality vote to a majority vote.
2008	Allowed the 1998 so-called poison pill to expire.
2008	Adopted a requirement that directors retain at least that number of shares of the Company's common stock awarded as director compensation that is equal in market value to the sum of the cash fees paid to the director in the previous two calendar years.
2009	Amended the Company's charter to eliminate certain restrictive provisions, some of which were designed to protect the Company's tax loss carry-forwards, including —
• An article that prohibited a stockholder from acquiring more than 4.5% of the Company's common stock.
• The requirement for supermajority stockholder votes to approve any stockholder by-law amendment; to remove a director; or to amend certain articles of the charter.
and added a provision that a director elected by the Board to fill a vacancy will serve only until the next stockholders' meeting at which directors are elected.
2011	Adopted a policy prohibiting officers of the Company and its subsidiaries from hedging their shares of the Company's stock.
2011	Adopted a stock retention policy that prospectively prohibits officers of the Company and its subsidiaries from pledging shares of Company stock they hold, and requiring them to retain shares of Company stock with a value equal to a multiple of salary.
2011	Adopted a so-called "claw-back" policy providing for the repayment to the Company of any bonus or incentive compensation if restated financial statements show that the employee received more than the amount that he or she would have received had the financial statements been restated before the amount of the bonus or incentive compensation was determined. The policy applies irrespective of the employee's culpability with respect to the reason for the restatement.
2012	Separated the roles of Chairman of the Board and Chief Executive Officer.

Board Declassification.  Most recently, the Board considered the advantages and disadvantages of retaining its classified Board of Directors, which provides for directors to serve staggered three-year terms.  Among the advantages of a classified board are the stability and continuity that result from having directors serve for more than a one-year term.  The longer term with its increased knowledge of the Company's business also enhances directors' independence from management.  A classified board provides a measure of protection against hostile acquisitions and proxy contests that may not be in the best interests of stockholders, and encourages directors to take a long-term perspective and thereby facilitates strategic planning.

On the other hand, directors have noted that there is a growing investor sentiment in favor of the annual election of all directors because it is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies.  In addition, declassifying the Board is consistent with the Company's ongoing commitment to corporate governance "best practices."

After a discussion of these issues and the various means by which declassification might be achieved, the Board decided that it is not in the best interests of the Company at this time to start the declassification process.  In reaching this decision, the Board noted that certain directors may wish to retire from the Board in the near future and that other directors have potential health problems that could prevent them from serving on the Board.  In either case, declassification could result in losing the continuity and institutional memory that three-year terms provide.  However, the Board also decided that it is their intention to declassify the Board in the foreseeable future.

Communicating with the Board.  Interested persons wishing to communicate with the Board about their concerns, questions or other matters may do so by U.S. Mail addressed to:

Board of Directors
℅ The Secretary
Sterling Construction Company, Inc.
20810 Fernbush Lane
Houston, TX 77073.

The Secretary will give these communications to the directors as they are received unless they are frivolous, or if they are voluminous, in which case the Secretary will, instead, summarize them and furnish the summary to the directors.

The Board's Leadership Structure.

The Company's Board of Directors has a Chairman and a Lead Director.  Until September 1, 2012, the Chairman was also the Chief Executive Officer of the Company.  Since 2007, the independent directors have appointed one of their members Lead Director.

In February 2012, the Company announced, among other things, that the Board had decided to separate the roles of Chairman and Chief Executive Officer and had launched a search for a new chief executive.  As a result of the search, effective September 1, 2012, Patrick T. Manning resigned as Chief Executive Officer and his successor, Peter E. MacKenna, was elected Chief Executive Officer as well as a director of the Company.  The Chairman will continue to chair Board and stockholder meetings, but will have no operating responsibilities.

The Company believes that the separation of these roles is appropriate because it enhances the integrity of the Company's operations and, among other considerations, it is a growing corporate governance trend among publicly-traded companies.

The Board's Risk Oversight.

The Board exercises oversight of the Company's risks through its three standing committees and through working together as a group.

The Audit Committee is primarily responsible for matters relating to financial risk.  The Committee holds regularly-scheduled, quarterly, in-person meetings at which it reviews materials supplied to it in advance, and receives oral reports on a variety of matters, including the Company's operations and the condition of its markets, its SEC filings and related press releases, its internal controls, its independent auditing firm, the independent audit of its internal controls environment, its related party transactions, the Company's compliance with the financial requirements of its line of credit agreement, the investment of cash reserves, whistleblower reports, and financial and accounting consultants, if any.  Confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters are collected by an independent organization specializing in those services and are conveyed to the Chairman of the Committee and to the Company's General Counsel.  The Committee also holds special meetings when circumstances make it advisable to do so.  All independent directors are currently members of the Committee.

The Compensation Committee is responsible, among other things, for identifying risks that could be affected by compensation arrangements and for assessing the extent of those risks.  More information about compensation arrangements and risk can be found below in the section entitled Compensation Policies and Practices — Risk Management under the heading Executive Compensation.

The Corporate Governance & Nominating Committee is primarily responsible for overseeing risks that can arise from matters of corporate governance by ensuring the independence of directors, assessing the qualifications of nominees for director, and assisting in the development of a clear and comprehensive Board and management succession plan.

During 2012, Board members received a monthly so-called flash to keep them current on financial matters and on factors vital to the Company's business.  The Board also holds four to five regularly-scheduled in-person meetings a year at which it receives reports from management on financial and operating results, as well as on current business activities, future business opportunities, potential acquisitions, and risk assessment.  Independent directors of the Company meet in executive session at least quarterly and often more frequently to discuss matters affecting the management of the Company and any perceived problems or risks associated with the Company's business and/or management.

Nomination of Directors.  The Board's Corporate Governance & Nominating Committee has the responsibility, among others, to identify and recommend to the Board the nomination of qualified candidates by the Board, including by a majority of independent directors.

On February 15, 2012, the Committee voted to recommend to the Board the nomination of Messrs. Hemsley and MacKenna, whose current terms of office expire at the Annual Meeting.

The term of newly-elected Class III directors will expire at the 2016 Annual Meeting of Stockholders; the term of Class I directors will expire at the 2014 Annual Meeting; and the term of Class II directors will expire at the 2015 Annual Meeting.  Information about the background and qualifications of the nominees is set forth above in the sections entitled Background of Nominees and Experience, Qualifications, Attributes and Skills of Nominees and Directors under the heading Election of Directors (Proposal 1).  For a discussion of the consideration by directors to declassify the Board, see the section entitled Corporate Governance, above.

The Committee seeks to achieve a Board that is composed of individuals who have experience that is relevant to the needs of the Company, who have a high level of professional and personal ethics, and who contribute to the diversity of the Board as defined in its charter.  The Committee looks for candidates with experience in the construction industry and/or in engineering, transportation, finance and accounting, financial reporting, investment, corporate governance, senior management and public sector matters.  The Committee also considers other factors, such as race, gender, geographical representation and other skills and experience that can bring cognitive diversity to the Board and thereby lead to better decisions and solutions.  In 2009, when the Board believed it needed additional independent members, an analysis was done by preparing a chart that showed each incumbent director's experience and strengths in order to determine where gaps existed.  In that manner, the Board's make-up was balanced and a degree of diversity achieved.  Given the Company's size, however, the Committee realized that it is difficult to achieve broad diversity.  When it is determined that replacement directors or additional directors are needed, the Committee expects to go through a similar process and in so doing, will be able to assess whether it has achieved the diversity that was sought.  Candidates are expected to be committed to enhancing shareholder value and to have sufficient time to carry out the duties of a director, both on the Board as a whole and on one or more of its standing committees.

The Committee has not specified any minimum qualifications for serving on the Board.  The Committee has also not established a policy regarding the consideration of director candidates recommended by stockholders, primarily because the Company has not received recommendations of that kind for more than the last ten years.  If a stockholder wishes to recommend a person as a director candidate, the stockholder may follow the procedure for communicating with the Board that is described above in the section entitled Communicating with the Board.  The Committee would evaluate any candidate recommended by a stockholder in the same manner as any other candidate.  Recommendations of candidates for nomination for the 2014 Annual Meeting of Stockholders must be received by the date set forth below under the heading Submission of Stockholder Proposals.

The Committee uses a variety of methods for identifying and evaluating nominees for director.  Candidates may come to the attention of the Committee through current members of the Board, Company management and employees, professional search firms, stockholders and other persons, but in any event, the Committee conducts independent evaluations of candidates and requires and checks references before recommending a candidate for election.

Election of Directors by Majority Vote.  In order to be elected a director, a nominee needs to receive more votes for his or her election than against it.  A director is elected for a specific term and until his or her successor is elected and qualified.  This means that an incumbent director who is nominated for re-election, but fails to receive a majority vote, would still remain a director because no successor had been elected.  To cure this problem, each incumbent director, as a precondition to being nominated for re-election, must, in advance of the Annual Meeting, submit a resignation that becomes effective if he or she does not receive the required vote and if the Board accepts the resignation.  The Board has the option to accept or not accept the resignation based on the recommendation of the Corporate Governance & Nominating Committee.

Directors' Attendance at Meetings in 2012.  The Board held fourteen in-person and telephone conference call meetings during 2012, some of which were meetings of independent directors only.  Each incumbent independent director and each incumbent non-independent director attended more than 75% of the meetings of the Board he was eligible to attend.  Each incumbent director also attended more than 75% of the meetings of the standing committees of the Board on which he served during 2012.  All incumbent directors also attended last year’s Annual Meeting of Stockholders in person.  The Company's policy is to schedule the Annual Meeting of Stockholders to coincide with a regular Board meeting so that directors can attend the Annual Meeting without the Company incurring extra travel and related expenses.

Committees of the Board.  The Board has the following three standing committees:

•	The Audit Committee

•	The Compensation Committee

•	The Corporate Governance & Nominating Committee

Each of these committees has a charter that is posted on the Company's website at www.SterlingConstructionCo.com.  The Board also establishes special-purpose, or ad hoc, committees as the need arises.

The Audit Committee.  The members of the Audit Committee are all of the independent directors, namely Milton L. Scott, Chairman, John D. Abernathy, Robert A. Eckels, Maarten D. Hemsley, Richard O. Schaum and David R. A. Steadman.  The Board has determined that Messrs. Abernathy and Scott are Audit Committee Financial Experts based on the definition of that term contained in applicable regulations.  Their backgrounds are described above under the heading Election of Directors (Proposal 1).  The Committee meets at least quarterly and held fourteen meetings in 2012.

The Committee assists the Board in fulfilling its responsibility to oversee the Company's accounting and financial reporting processes and the audits by the Company's independent registered public accounting firm, which is referred to in its charter as the independent auditors.  In particular, the Committee has the responsibility to —

•
Review financial reports and other financial information, internal accounting and financial controls, controls and procedures relating to public disclosure of information, and the audit of the Company's financial statements by the Company's independent auditors;

•	Appoint independent auditors, approve their compensation, supervise their work, oversee their independence and evaluate their qualifications and performance;

•	Review with management and the independent auditors the audited and interim financial statements that are included in filings with the SEC;

•	Review the quality of the Company's accounting policies;

•	Review with management major financial risk exposures;

•	Review and discuss with management the Company’s policies with respect to press releases on earnings and earnings guidance, including the use of pro forma information;

•	Review all proposed transactions between the Company and related parties in which the amount involved exceeds $100,000; and

•	Provide for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

The Audit Committee Report.  In fulfillment of its responsibilities, the Audit Committee has —

•	Reviewed, and met and discussed with management and with the Company's independent registered public accounting firm the Company's 2012 audited consolidated financial statements;

•
Discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
Received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant's independence; and

•
Based and in reliance on the foregoing review and discussions, recommended to the Board, and the Board has approved the inclusion of the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Submitted by the members of the Audit Committee on March 28, 2013

Milton L. Scott, Chairman
John D. Abernathy
Robert A. Eckels
Maarten D. Hemsley
Richard O. Schaum
David R. A. Steadman

The Compensation Committee.  The members of the Compensation Committee are Richard O. Schaum, Chairman, John D. Abernathy, Robert A. Eckels, and Maarten D. Hemsley.  The Committee held six meetings in 2012.

The Committee has the responsibility —

•	To determine the compensation of the Company's executive officers and other officers elected by the Board and to review their annual personal goals.

•	To review and make recommendations on the compensation of the officers of the Company's subsidiaries.

•	To administer the Company's stock plans, to approve grants of stock options and/or awards of stock under the plans and to make such determinations and decisions on those matters as may be required.

•	To review and make recommendations on the Company's benefit plans.

•	To evaluate risks that arise from the Company's compensation policies and practices.

•	To review and advise the Corporate Governance & Nominating Committee on the compensation of non-employee directors.

•	To fix the compensation of non-employee directors who serve on ad hoc committees of the Board.

•
To appoint, retain, compensate and oversee the work of compensation consultants, independent legal counsel and other compensation advisers and to consider certain independence factors before selecting legal counsel and advisers.

•
To review and discuss with Management the Company's Compensation Discussion and Analysis, and based on that review and those discussions, determine whether to recommend that it be included in the Company's Annual Report on Form 10-K.

In exercising its authority and carrying out its responsibilities, the Committee meets to discuss the executive compensation structure, proposed employment agreements, salaries, cash and equity incentive awards, and the achievement and the setting of personal goals on which executive incentive compensation is based, using information circulated in advance of the meeting by the Chairman of the Committee.  This information may include salaries of comparable officers in comparable companies in the construction industry, and the Company's financial results for the year on which some incentive compensation awards are based.  The Committee may not delegate any of its responsibilities, but may share them with other independent directors.  The Committee discusses an executive officer's compensation in advance of making a decision on it.  The executive may not be present during voting or deliberations by the Committee on his or her compensation.  For a description of the compensation of executives of the Company and of other senior officers, see the information below under the heading Executive Compensation.

Compensation Committee Interlocks and Insider Participation.

During 2012, John D. Abernathy, Robert A. Eckels, Maarten D. Hemsley, and Richard O. Schaum served on the Compensation Committee.  None of these Committee members is, or within the last five years has been, an officer or employee of the Company.

None of the Company's executive officers served as a director or member of the compensation committee, or of any other committee serving an equivalent function, of any other entity that has an executive officer who is serving or during 2012 served as a director or member of the Compensation Committee of the Company.

The Compensation Committee Report.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis set forth below under the heading Executive Compensation.  Based on that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's proxy statement on Schedule 14A.

Submitted by the members of the Compensation Committee on March 28, 2013

Richard O. Schaum, Chairman
John D. Abernathy
Robert A. Eckels
Maarten D. Hemsley

The Corporate Governance & Nominating Committee.  The members of the Corporate Governance & Nominating Committee are Robert A. Eckels, Chairman, Maarten D. Hemsley, Milton L. Scott, and David R. A. Steadman.  The Committee held five meetings in 2012.  The Company has adopted a Code of Business Conduct & Ethics that complies with SEC rules and applies to all of the officers and in-house counsel of the Company and its subsidiaries.  The Code is posted on the Company’s website.

The Committee assists the Board in fulfilling its responsibility for corporate governance and in particular has the responsibility to —

•	Develop and recommend to the Board appropriate corporate governance principles and rules;

•	Recommend appropriate policies and procedures to ensure the effective functioning of the Board;

•	Identify and recommend to the Board qualified nominees for election by stockholders to the Board;

•	Recommend directors for membership on Board committees;

•	Develop and make recommendations to the Board regarding standards and processes for determining the independence of directors under applicable laws, rules and regulations;

•	Develop and oversee the operation of an orientation program for new directors and determine whether and what form and level of continuing education for directors is appropriate;

•
Periodically review the Company's Code of Business Conduct & Ethics and its Insider Trading Policy to ensure that they remain responsive both to legal requirements and to the nature and size of the business; and

•
With the advice of the Chairman of the Compensation Committee, make recommendations to the Board for the remuneration of non-employee directors, and of members of the Company's standing committees and their chairpersons.

A description of some of the changes recommended by the Committee can be found in the section entitled Corporate Governance, above.

Director Compensation.

Set forth below is a table showing the compensation paid for 2012 to non-employee directors who served during 2012.  The Company does not pay any additional compensation for serving on the Board to directors who are employees of the Company or its affiliates.  In 2012, those directors consisted of Messrs. Harper, MacKenna, Manning and Wadsworth.  Mr. Wadsworth is an employee of the Company's subsidiary, Ralph L. Wadsworth Construction Company, LLC (RLW).  In 2012, RLW paid Mr. Wadsworth, under his RLW employment agreement in his capacity as Chief Executive Officer of RLW, a salary of $244,000, and cash incentive compensation of $934,946, and the Company awarded him 2,157 shares of Company common stock.

None of the Company's non-employee directors received any other compensation for any service provided to the Company.  All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board and its committees.

The amounts in the table include annual retainer fees, chairmanship fees and meeting fees paid for service in 2012.  All dollar amounts are rounded to the nearest dollar.  For information about each of these fees, see the table in the section entitled Standard Director Compensation Arrangements, below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
John D. Abernathy	48,748	50,000	98,748
Robert A. Eckels	73,248	50,000	123,248
Maarten D. Hemsley (2)	107,748	50,000	157,748
Richard O. Schaum	64,498	50,000	114,498
Milton L. Scott	78,250	50,000	128,250
David R. A. Steadman	63,500	50,000	113,500

(1)
This is the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718.  No amounts earned by a director have been capitalized on the balance sheet for 2012.  The cost does not reflect any estimates made for financial statement reporting purposes of future forfeitures related to service-based vesting conditions.  The valuation of the awards is described in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 in Note 14 of Notes to Consolidated Financial Statements.

(2)
In 2012, the Board approved the payment to Mr. Hemsley of a special fee of $50,000 for the exceptional effort and time he devoted to work on ad hoc committees, such as the search committee for the new chief executive officer, in addition to his work on the three standing committees.

The following table shows at December 31, 2012 for each non-employee director the grant date fair value of each outstanding stock award that has been expensed and the aggregate number of shares of stock awarded.  At that date, no non-employee director held any stock options.

Name	Grant Date	Aggregate Stock Awards Outstanding at December 31, 2012 (#)	Grant Date Fair Value of Stock Awards ($)
John D. Abernathy	5/08/2012	5,155	50,000
Robert A. Eckels	5/08/2012	5,155	50,000
Maarten D. Hemsley	5/08/2012	5,155	50,000
Richard O. Schaum	5/08/2012	5,155	50,000
Milton L. Scott	5/08/2012	5,155	50,000
David R. A. Steadman	5/08/2012	5,155	50,000

Standard Director Compensation Arrangements.  The following table shows the current standard compensation arrangements for non-employee directors, which were adopted by the Board effective August 5, 2011.  Non-employee directors are also compensated for service on ad hoc committees, the fees for which are determined, as the need arises, by the Compensation Committee.

Annual Fees
Each Non-Employee Director
$17,500 (payable in quarterly installments)
An award on the date of each Annual Meeting of Stockholders of shares of restricted common stock of the Company that have an accounting income charge of $50,000 per grant.*

Additional Annual Fees (payable in quarterly installments)
Lead Director	$10,000
Chairman of the Audit Committee	$12,500
Chairman of the Compensation Committee	$7,500
Chairman of the Corporate Governance & Nominating Committee	$7,500

Meeting Fees
In-Person Meeting Fees	Per Director, Per Meeting
Board Meetings	$1,500
Committee Meetings
Audit Committee Meetings
In connection with a Board meeting	$1,000
Not in connection with a Board meeting	$1,500
Other Committee Meetings
In connection with a Board meeting	$500
Not in connection with a Board meeting	$750
Telephonic Meeting Fees —Board meetings, committee meetings & financial update (flash report) conference calls
One hour or longer	$750
Less than one hour	$500

*	The shares awarded are subject to the following basic terms:

Restrictions:  The shares may not be sold, assigned, transferred, pledged or otherwise disposed of until they vest as described below.  In addition, as a condition to the award, the director must agree that so long as he is a director of the Company, he will retain and not sell or otherwise dispose of at least that number of shares of the Company's common stock that have been awarded to him as director compensation that is equal in market value to the sum of the cash fees paid to him in the previous two calendar years.

Vesting:  Vesting of the restricted stock (the lapse of the restrictions) occurs on the trading day immediately preceding the following year's Annual Meeting of Stockholders, but earlier upon the death or permanent disability of the director and upon a change in control of the Company.

Forfeiture:  The restricted stock is forfeited in the event that prior to vesting, the director ceases to be a director other than by reason of his death, permanent disability or a change in control of the Company.

The restrictions for the May 8, 2012 award of 5,155 shares to each non-employee director expire on May 8, 2013, the day before the 2013 Annual Meeting of Stockholders.

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management.  The following table sets forth certain information at March 1, 2013 about the beneficial ownership of shares of the Company's common stock by each person or entity known to the Company to own beneficially more than 5% of the outstanding shares of common stock; by each nominee and incumbent director; and by each executive officer named below in the section entitled Summary Compensation Table for 2012 under the heading Executive Compensation; and by all directors and executive officers as a group.  The Company has no other class of equity securities outstanding.

Based on information furnished by the beneficial owners, the Company believes that those owners have sole investment and voting power over the shares of common stock shown as beneficially owned by them, except as stated otherwise in the footnotes to the table.

Rule 13d-3(d)(1) of the Securities Exchange Act of 1934 requires that the percentages listed in the following table assume for each person or group the acquisition of all shares that the person or group can acquire within sixty days of March 1, 2013 (for instance by the exercise of a stock option) but not the acquisition of the shares that can be acquired in that period by any other person or group listed.

Except for the entities listed below, the address of each beneficial owner is the address of the Company.

Name and Address of Beneficial Owner	Number of Outstanding Shares of Common Stock Owned	Shares Subject to Purchase*	Total Beneficial Ownership	Percent of Class
Ameriprise Financial, Inc. (1) 145 Ameriprise Financial Center Minneapolis, MN 55474	994,964	—	994,964	5.99%

Columbia Management Investment (1) Advisers, LLC 225 Franklin Street Boston, MA 02110

Janus Capital Management LLC (2)	1,688,609	—	1,688,609	10.17%

Perkins Small Cap Value Fund 151 Detroit Street Denver, Colorado 80206	1,188,179		1,188,179	7.16%

Royce & Associates, LLC (3) 745 Fifth Avenue New York, NY 10151	1,125,993	—	1,125,993	6.78%

FMR LLC (4) 82 Devonshire Street Boston, Massachusetts 02109	1,630,000	—	1,630,000	9.82%

Wellington Management Company, LLP (5) 280 Congress Street Boston, Massachusetts 02210	1,268,891	—	1,268,891	7.64%

BlackRock, Inc. (6) 2751 Centerville Rd — Suite 3131 Wilmington Delaware 19803	1,109,638	—	1,109,638	6.68%

John D. Abernathy	49,051(7)	—	49,051	†

Robert A. Eckels	11,720(7)	—	11,720	†

Name and Address of Beneficial Owner	Number of Outstanding Shares of Common Stock Owned	Shares Subject to Purchase*	Total Beneficial Ownership	Percent of Class
Joseph P. Harper, Sr.	438,248(8)	—	438,248	2.64%

Maarten D. Hemsley	170,808(7)(9)	—	170,808	1.03%

Peter E. MacKenna	200,000(10)	—	200,000	1.20%

Patrick T. Manning	9,257(11)	—	9,257	†

Richard O. Schaum	11,720(7)	—	11,720	†

Milton L. Scott	19,889(7)	—	19,889	†

David R. A. Steadman	33,889(7)	—	33,889	†

Kip L. Wadsworth	6,598	—	6,598	†

Anthony F. Colombo	81,511	—	81,511	†

Elizabeth D. Brumley	5,300	—	5,300	†

Brian R. Manning	263,505(12)	6,500	270,005	1.63%

All directors and executive officers as a group (15 persons)	1,553,953(13)	10,500	1,564,453	9.36%

*	These are shares that the entity or person can acquire within sixty days of March 1, 2013.
†	Less than one percent.

The information in footnotes 1 through 6, below, is based on Schedule 13G's and amendments to them that have been filed with the Securities and Exchange Commission by the named entity on the dates indicated.

			Voting Power		Dispositive Power
Name		Filing Date	Sole	Shared	Sole	Shared
(1)	Ameriprise Financial, Inc.	February 13, 2013	—	795,082	—	994,964
	Columbia Management Investment Advisers, LLC	February 13, 2013	—	795,082	—	994,964

In its filing, Ameriprise (a parent holding company) states that as the parent company of Columbia Management (an investment advisor) it may be deemed to beneficially own the shares reported by Columbia Management and that accordingly, the shares reported by Ameriprise include those shares separately reported by Columbia Management.  Each of Ameriprise and Columbia Management disclaims beneficial ownership of any of the shares reported.

(2)	Janus Capital Management LLC	February 14, 2013	—	1,688,609	—	1,688,609
	Perkins Small Cap Value Fund	February 14, 2013	1,188,179	—	1,188,179

In its filing, Janus Capital Management states that it has a direct 95.67% ownership stake in INTECH Investment Management ("INTECH") and a direct 77.8% ownership stake in Perkins Investment Management LLC ("Perkins").  Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of this filing. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients.  Perkins does not have the right to receive dividends from, or the proceeds of the sale of, the securities held in the portfolios managed by the investment advisers and disclaims any ownership associated with such rights.

(3)	Royce & Associates, LLC	January 22, 2013	1,125,993	—	1,125,993	—

			Voting Power		Dispositive Power
Name		Filing Date	Sole	Shared	Sole	Shared
(4)	FMR LLC	February 14, 2013	—	—	1,630,000	—

In its filing, FMR LLC states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Company's common stock, and that the interest of one person, Fidelity Low-Priced Stock Fund, an investment company, in the Company's common stock at December 31, 2012 amounted to the number of shares shown.

(5)	Wellington Management Company, LLP	February 14, 2013	—	876,033	—	1,268,891

In its filing, Wellington Management states that in its capacity as investment adviser, it may be deemed to beneficially own 1,268,891 shares of the Company which are held of record by clients of Wellington Management.  In addition, Wellington Management states that these securities are owned of record by clients of Wellington Management; that those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities; and that no such client is known to have such right or power with respect to more than five percent of this class of securities.

(6)	BlackRock, Inc.	February 5, 2013	1,109,638	—	1,109,638	—

In its filing, BlackRock states that it is a parent holding company or control person; that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of the Company; and that no one person's interest in the common stock of the Company is more than five percent of the total outstanding common shares.

(7)
This number includes 5,155 restricted shares of the Company's common stock awarded to this non-employee director as described above in the section entitled Director Compensation under the heading Board Operations.  The restrictions expire on May 8, 2013, the day preceding the 2013 Annual Meeting of Stockholders, but earlier if the director dies or becomes disabled or if there is a change in control of the Company.  The shares are forfeited before the expiration of the restrictions if the director ceases to be a director other than because of his death or disability or a change in control of the Company.

(8)	This number includes 12,000 shares held by Mr. Harper as custodian for his grandchildren.
(9)	This number excludes shares owned by the Maarten and Mavis Hemsley Family Foundation.
(10)
Of these shares, 100,000 are subject to restrictions that prevent their sale or other transfer and that lapse in five equal installments on the day immediately preceding each of the next five anniversaries of the date of the award, September 20, 2012.  An additional 100,000 shares are also subject to restrictions that prevent their sale or other transfer and that lapse on March 31, 2018 provided that the Company's average return on equity for the five calendar years ended December 31, 2017 is equal to or exceeds five percent.  The restrictions lapse earlier on all of the shares if Mr. MacKenna's employment is terminated without cause, or if there is a change in control of the Company.

(11)	All of these shares have been pledged as security.
(12)	This number includes 34,079 shares that are held in a trust of which Mr. Manning is a beneficiary and a co-trustee.
(13)	See footnotes 7 through 12, above, for a description of certain of the shares included in this total.

Policies Regarding Hedging, Holding and Pledging Company Stock.  The Company has a policy that prohibits directors, executive officers, officers of the Company's majority-owned subsidiaries, as well as any employee of the Company or its subsidiaries to whom the Company has awarded shares of common stock, from hedging the value of their shares, however acquired.

The Company also has a policy that prohibits the sale or pledging of shares of the Company's stock if after giving effect to the sale or pledge, the market value of the number of unpledged shares then held by the employee would be less than two times his or her annualized base salary in the case of an executive officer of the Company; and less than one times his or her annualized base salary in the case of an officer of a majority-owned subsidiary.  The policy does not apply to stock purchased in the open market prior to January 1, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of the Company’s equity securities (insiders) to file with the SEC reports of beneficial ownership of those securities and certain changes in beneficial ownership on Forms 3, 4 and 5, and to give the Company a copy of those reports.

Based solely upon a review of Forms 3 and 4 and amendments to them furnished to the Company during 2012; any Forms 5 and amendments to them furnished to the Company relating to 2012; and any written representations that no Form 5 is required, all Section 16(a) filing requirements applicable to the Company’s insiders were satisfied except for a Form 4 for Mr. Hemsley that was filed one day late because his broker failed to timely supply him with details of a sale made by the broker pursuant to a 10b5-1 plan.

EXECUTIVE COMPENSATION

The Executive Officers.  The Company is required under applicable rules and regulations to furnish information about the compensation of any person who served as the Company's principal executive officer, or its principal financial officer during 2012 as well as the compensation of its three most highly compensated executive officers (other than the principal executive officer and the principal financial officer) who were serving as executive officers at the end of 2012.  These executive officers are named in the Summary Compensation Table for 2012, below, and are therefore sometimes referred to as the named executive officers.  The named executive officers are as follows:

Patrick T. Manning	Chief Executive Officer to September 1, 2012
Peter E. MacKenna	Chief Executive Officer from September 1, 2012
Joseph P. Harper, Sr. (1)	President & Chief Operating Officer and Treasurer until January 28, 2013
Anthony F. Colombo	Executive Vice President — Operations until February 8, 2013
Elizabeth D. Brumley	Executive Vice President & Chief Financial Officer, Controller and Treasurer
Brian R. Manning	Executive Vice President & Chief Business Development Officer
_____________

(1)	Mr. Harper remains a director of the Company.

Summary of 2012 Executive Compensation.

The following table summarizes the compensation paid to the named executive officers for 2012.  For additional information on the compensation of these officers, see the discussion of compensation matters following the table.

Name	2012 Salary ($)	Percentage of Annual Executive Incentive Compens- ation Pool (1) (%)	Total 2012 Incentive Compens- ation (2) ($)	2012 Incentive Compens- ation Paid in Restricted Stock (3) (#)	2012 Bonus Payment (4) ($)	2012 Bonus Paid in Restricted Stock (4) (#)
Patrick T. Manning	550,000	22.5	54,592	—	13,648	—
Peter E. MacKenna	184,615	N/A	250,000	—	250,000	100,000
Joseph P. Harper, Sr.	525,000	22.0	53,379	2,888	13,345	—
Anthony F. Colombo(5)	405,382	16.5	N/A	N/A	N/A	N/A
Elizabeth D. Brumley	315,000	16.5	40,034	2,166	10,009	—
Brian R. Manning	315,000	16.5	40,034	2,166	10,009	—

(1)
Except for Mr. MacKenna, incentive compensation of the named executive officers in 2012 was based on a percentage of an executive incentive compensation pool consisting of 4% of the Company's defined earnings, namely, income before income taxes reduced by earnings attributable to non-controlling interests (and excluding accruals for the incentive compensation itself) provided that a minimum 5% average three-year return on equity is achieved.

Mr. MacKenna's 2012 incentive compensation was based on achieving three goals by November 30, 2012: providing the Board with a 2013 budget and delivering two reports on areas of particular concern to the Board.  The Compensation Committee determined that all three goals were achieved.

(2)
Except for Mr. MacKenna, whose 2012 incentive compensation was payable all in cash, incentive compensation is payable 50% in the form of a service-vesting, three-year restricted stock award, 20% in cash based of the level of achievement of personal goals, and 30% in cash without pre-condition.

(3)
The number of shares of restricted stock is determined by using the simple average closing price of the Company's common stock on the NASDAQ Global Select Market during December 2012 ($9.24 per share).  Under his agreement with the Company, this portion of Patrick T. Manning's incentive compensation was paid in cash.

(4)
The Company has established a bonus pool of 1% of defined earnings, the award of which is in the discretion of the Compensation Committee of the Board.  In 2012, the discretionary pool was distributed to the above executives (other than Mr. MacKenna) based on their percentage participation in the executive incentive compensation pool.

In connection with joining the Company, Mr. MacKenna was paid a bonus in the amount indicated and was awarded 100,000 shares of the Company's common stock that are subject to service-vesting restrictions that lapse in five equal annual installments on the first five anniversaries of the day immediately preceding the September 20, 2012 award date.

(5)	Mr. Colombo resigned from the Company in February 2013 and pursuant to his severance arrangements, waived any incentive compensation for 2012.

Compensation Discussion and Analysis.

Introduction.  This discussion and analysis of executive compensation is designed to show how the compensation of the named executive officers has been determined and why certain compensation decisions were made.  This section also includes a discussion of the Company's compensation policies and practices as they relate to risk and risk-taking by all employees of the Company, including the named executive officers.  That discussion is found below in the section entitled Compensation Policies and Practices — Risk Management.

At the 2011 Annual Meeting of Stockholders, the holders of 80% of the shares present in person or represented by proxy provided an advisory vote in accordance with the Company's recommendation to hold a say-on-pay vote annually, and the Company is doing so.  At the 2012 Annual Meeting of Stockholders, holders of 84.6% of the Company's common stock present at the meeting or represented by proxy provided an advisory vote to approve the Company's 2011 executive compensation.

The compensation of the named executive officers is determined by the Compensation Committee, which is composed of four independent directors of the Company.

Compensation Objectives.  The Committee's compensation objectives for each of the named executive officers as well as for other management employees is as follows:

•
To provide the employee with a rate of pay for the work he or she does that is appropriate in comparison to similar companies in the industry and that is considered fair by the executive and the Company;

•	To give the executive a significant incentive to make the Company financially successful;

•	To give the executive an incentive to remain with the Company; and

•	In the case of Mr. MacKenna, to provide him with an incentive to leave a successful career at his prior employer and join the Company, and to relocate his family to the Houston, Texas area.

Employment Agreements.  The Committee believes that compensating an executive under a multi-year employment agreement has the benefit of assuring the executive of continuity, both as to his or her employment and the amounts and elements of compensation.  At the same time, a multi-year employment agreement gives the Company some assurance that the executive will remain with the Company for the duration of the agreement, and enables the Company to budget salary costs over the term of the agreement.

How the Terms of the Employment Agreements Were Determined.

Compensation Principles and Policies.  In considering employment agreements for the named executive officers (other than Mr. MacKenna) for the period 2011 through 2013, members of the Committee revised some of their compensation principles reflected in prior agreements based on the experience with these prior employment agreements and the changes in the economy, in particular in the construction industry.  The significant changes made were as follows:

•
The Base Deferred Salary of the prior agreements, which was based on a relatively easily achieved EBITDA target, was eliminated.  The deferral of this portion of salary was originally designed to keep base salaries low and thereby conserve cash if financial results fell substantially short of expectations.  Because the Company had grown substantially and had a strong cash position, it was deemed no longer necessary to have this kind of safety net for the Company.  The deferred salary amount was added to base salary.

•
Members noted that in the economic climate of 2010, it was difficult to predict city, county, state and federal funding of highway and infrastructure projects on which the Company's business depends.  This in turn made it difficult to establish a fair and reasonable annual earnings-per-share target, much less a long-term target on which to base incentive compensation, as was done in the prior agreements.  As a result, the Committee determined to base incentive compensation on a percentage of the Company's pre-tax net income, but contingent on the Company maintaining at least a 5% trailing three-year average return on equity, thereby making the annual incentive dependent to a certain extent on prior years' results.

•
The Committee added a long-term element to incentive compensation, which had been absent in the prior agreements, by making a significant portion of any earned incentive compensation payable in the form of a service-vesting three-year restricted stock award in order to encourage executives to take a long-range perspective in fulfilling their responsibilities.

•
The Committee provided the executives with a change in control agreement providing for a severance payment, but only if the executive's employment is terminated without cause just prior to, or within two years after, the change in control.  Members of the Committee believe that it is in the Company's best interests to provide executives with this level of financial assurance in order to preserve their neutrality in negotiating and implementing a transaction that would result in a change in control.

Incentive Compensation.  Based on predetermined percentages for each of them, the employment agreements of the named executive officers (other than Mr. MacKenna) provide for participation in an incentive compensation pool made up of 4% of the Company's income before income taxes reduced by earnings attributable to noncontrolling interests and after deducting accruals for the executive compensation itself.  The size of the pool was designed to yield potential incentive compensation in an amount approximately equal to the incentive compensation the executives earned for 2010 under their prior agreements, as well as to be competitive with the Company's peer group, described below.  The Committee concluded that this structure would have the effect of providing an incentive that rises and falls with the Company's financial results, assures a minimum return to stockholders before any incentive compensation is paid, but does not require making estimates of future results.

The Committee also established a discretionary bonus pool equal to 1% of the same adjusted income figure to be distributed based on management's recommendations, but subject to approval by the Committee, in order to be able to reward superior efforts or achievements.

Mr. McKenna.  The Committee decided that Mr. MacKenna's incentive compensation should also be based on the achievement of a financial goal and personal goals.  Under his employment agreement, these goals are to be determined from year to year by the Committee in consultation with Mr. MacKenna.  For the financial goal, the Committee determined to use earnings per share because the Committee believes it is the number of greatest significance and interest to shareholders and the stock market in general.  In the Committee's view, the economic climate in 2012 was sufficiently improved to make it reasonable to forecast Company performance for purposes of setting internal incentive compensation goals.  Mr. MacKenna's target incentive compensation of 120% of salary was determined to be reasonable in the personal judgement of Committee members.  Payment of at least 30% of the target incentive for 2013 is guaranteed in order to reflect the fact that as a new chief executive officer, Mr. MacKenna's ability to affect the financial results of the Company and thereby meet financial incentive goals in his first year on the job may be limited.

In addition, Mr. MacKenna's employment agreement provides for two restricted stock awards, one in 2012 and one in 2013.  The Committee provided for these awards so that Mr. MacKenna would have a significant equity stake in the Company from the outset of his tenure.  The 2012 award is a service-vesting award, and is an incentive for him to remain with the Company.  The 2013 award is a cliff-vesting award based on the Company achieving an average return on equity target at the end of a five-year period, and is designed to provide Mr. MacKenna with a long-term incentive.  The Committee believes that both incentives are a benefit to the Company.

Incentive Goals — Personal.  All executives are required to establish personal goals annually that are approved by the Committee.  The extent of the achievement of the goals is assessed after the end of the year by the officer to whom the executive reports and by the Committee, and in the case of the Chief Financial Officer, also by the Audit Committee.

Payment of Incentive Compensation.

For executives other than Mr. MacKenna, in order to align the incentives with the Committee's compensation principles described above, the executive's share of the incentive compensation pool is payable as follows:

•	50% in the form of a three-year service-vesting restricted stock award;

•	20% based on the level of achievement of personal goals; and

•	30% in cash without pre-conditions.

For Mr. MacKenna, one-half of his incentive compensation in 2013 and beyond is based on the Company achieving an earnings-per-share (EPS) goal, and the other half on achieving personal goals.  Seventy percent is payable in cash and 30% is payable in a three-year service-vesting restricted stock award.  No incentive compensation is paid for the EPS goal if less than 80% is achieved; above the 80% threshold, payment is calculated by multiplying the percentage achieved by the target incentive amount up to, but not in excess of, a 120% level of achievement.  For personal goals, there is no required minimum level of achievement.

In light of Pat Manning's handing over his Chief Executive Officer responsibilities to Mr. MacKenna, the Committee agreed to guarantee Mr. Manning payment of at least $120,000 of 2013 incentive compensation, payable during 2013 in monthly installments of $10,000 each.

Compensation Levels.

Compensation Consultant — Independence.  Hay Group was first retained by the Committee in 2007 to provide benchmarking services to the Committee in connection with the 2007-2010 employment agreements of executive officers.  Because of that work, the Board's Corporate Governance & Nominating Committee retained Hay Group to do a similar analysis and report relating to the compensation of the Company's non-employee directors.

In mid-2010, the Committee again retained Hay Group because of its familiarity with the Company and the general satisfaction with its earlier work.  Hay Group reported directly to the Committee and the Committee had the sole authority to retain or dismiss Hay Group and to approve its fee arrangements.  The Committee has assessed the independence of Hay Group pursuant to Securities and Exchange Commission rules and has concluded that its work for the Committee did not raise any conflict of interest.

Hay Group has performed no other services of any kind for the Committee, the Board, or the Company.  Hay Group's fees for services in 2007 for both the executive and the director compensation reports totaled $40,184 and for the 2010 report was $56,539.

The Committee has used and continues to use the services of its regular outside counsel firm for certain compensation issues, primarily tax matters, and considers the firm to be independent as well.

Compensation Consultant — Benchmarking.  In 2010, Hay Group was asked to benchmark the compensation of the Company's executive officers as well as to make recommendations as to their compensation starting in 2011.  In seeking a useful peer group, both management, the Committee and Hay Group recognized that there are few publicly-traded companies in the heavy civil construction business that are close to the Company's size.  Most other publicly-traded heavy civil construction companies are much larger than the Company and are companies with which the Company rarely competes.  Nevertheless, management and the Committee agreed on the following peer group in order to have a basis for comparison:

Argan, Inc. Dycom Industries, Inc. Granite Construction Incorporated Great Lakes Dredge & Dock Corporation Insituform Technologies, Inc. Layne Christensen Company MasTec, Inc.	Matrix Service Company Orion Marine Group, Inc. Preformed Line Products Company Primoris Services Corporation Pure Cycle Corporation The Goldfield Corporation

Hay Group's analysis, which is based on multiple surveys, revealed that the executives' base salaries when compared to publicly-traded companies in the construction industry were between 117% and 122% of the median; their total cash compensation was between 80% and 94% of the median; and their total direct compensation was between 51% and 75% of the median.  The total direct compensation comparison reflects the fact that under the agreements then in effect, the Company paid executives no long-term incentive compensation.

Hay Group not only compared the executive officers' compensation to the peer group, but at the Committee's request, also made recommendations on salary levels.  Senior management also made compensation proposals for themselves and for each of the other named executive officers.  After reviewing these recommendations and proposals, the Committee approved base salaries that were in some cases less than Hay Group's recommended salaries and in some cases more than senior management's proposals.  The resulting salaries represent approximately a 5% increase over the sum of the Base Payroll Salary and Base Deferred Salary of the prior employment agreements.  The Committee considered this increase to be appropriate in light of the fact that the executives' salaries had not been increased since 2007, the first year of the three-year term of their prior employment agreements.  In the case of Messrs. Colombo and Brian R. Manning, $15,000 was added to their base salaries to compensate them for the elimination of full-time use of company vehicles or car allowances that they had been entitled to in prior years.

Mr. MacKenna.  In determining the level and the elements of Mr. MacKenna's compensation, the Committee took into account the following:

•	His twenty-five years of experience in the construction industry and the breadth of that experience, which covers most area of civil construction and business management.

•	His then current compensation.

•	The compensation levels in the peer group of companies, listed above, that was used in establishing the compensation for the Company's other executive officers in their 2011 employment agreements.

•	The desire to have him own stock of the Company as a long-term incentive.

•	The fact that he would be required to move his family from New York to Texas.

•	His compensation requests.

•	The fact that he would be giving up incentive compensation from his prior employer by joining the Company near the end of the third quarter of the calendar year.

Mr. MacKenna's employment agreement establishes a salary level only slightly higher than that of the Chief Executive Officer he succeeded.  Starting in 2014, his salary is subject to annual merit and cost-of-living increases in the discretion of the Committee.  The agreement has no fixed term, but continues until terminated either by Mr. MacKenna or by the Company.  When combined with its approval authority over financial and personal goals, the Committee believes that this arrangement is beneficial because it provides flexibility on compensation matters, but avoids a periodic re-negotiation of the other terms and conditions of the agreement.

In addition to the other factors discussed above, members exercised their personal judgment based on their experience in business matters in making decisions regarding appropriate compensation and incentive levels for Mr. MacKenna.

Change in Control Agreements.

As noted above, the Committee decided to enter into change of control severance agreements with the named executive officers in order to provide them with a level of financial assurance, under certain circumstances, in the event of a change in control of the Company.  The change in control agreements, have no fixed terms and (other than Mr. MacKenna's) are independent of their employment agreements, except that severance that is payable under the change in control agreement is reduced by the amount of any severance payable under an employment agreement then in effect.

For Mr. MacKenna, the change-in-control provisions are part of his employment agreement, which, as noted above, has no fixed term.  The financial assurance afforded by the change-in-control provisions is intended by the Committee to preserve the executive's neutrality in negotiating and implementing a transaction that would result in a change in control of the Company and that could result in the termination of his or her employment for reasons other than cause.  The Committee believes that a change in control payment is only appropriate if the termination of the executive's employment is without cause or because of a breach by the Company of his or her employment agreement.  The Committee did not want a change in control agreement to serve as an incentive to the executive to leave the Company's employ after a change in control.

The Committee believes that the amount of the change in control severance should not be so large as to be a windfall for the executive and/or a deterrent to a potential acquiror of the Company.  The Committee determined that three times base salary together with the vesting of any restricted stock then held by the executive is an appropriate severance amount.  This decision was based in part on the fact that the severance amount is substantially below the maximum that is payable without incurring punitive tax consequences under the Internal Revenue Code; that it is substantially below what some other companies provide; and that the amount is adequate to afford the executive sufficient income while seeking other employment.  The Committee understands that some of the compensation payable to certain executives under the change-in-control agreements may not be deductible under Section 162(m) of the Internal Revenue Code.

Compensation Policies and Practices — Risk Management.

This section describes the Company's risks that have the potential to be affected by the Company's compensation policies and practices applicable to all employees, and in particular, by its incentive compensation arrangements.

Background.  Compared to other businesses, the Company's business risks that are likely to be affected by compensation policies and practices are relatively straight forward.  Consequently, as in the past, the Committee elected not to hire an outside adviser in undertaking its review.

The Committee has reviewed each element of employee compensation that is designed to provide an incentive to the employee to do his or her best work for the Company.  The Committee then discussed the extent to which, if at all, the employee would be able to manipulate the Company's records or financial statements to artificially achieve or contribute to the achievement of that incentive.  Committee members then determined whether in their judgment, the risk of such manipulation is material.

As a general matter, the Company's policy with respect to incentive compensation, as opposed to regular wages and salary, is to encourage behavior that will benefit and improve the Company's financial results and financial condition and thereby benefit its shareholders.  Because regular wages and salary are paid periodically, because they are considered to be competitive, and because they are not paid for the achievement of a specific goal, they do not by themselves affect risk-taking.

After the Committee's review, it is the belief of members that the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.  The basis for this belief is discussed below.

The Company's Risks.  Many of the risks that the Company faces are outside the control of management, such as economic and weather conditions; the failure of government agencies to let construction contracts or the cancellation of contracts already let; local, state and federal funding of infrastructure construction and repairs; actions of suppliers; terrorist attacks, and the like.  For a full description of the Company's significant risk factors, see Item 1A. Risk Factors in the Company's 2012 Annual Report on Form 10-K, which is available with this Proxy Statement.

The Company's other major risks can be grouped into four general categories:

•
Bidding on and performing civil construction projects in which the contract for the project is awarded to the lowest bidder.  In low-bid contracts, the prime risk is a failure to accurately estimate the overall risks, requirements and costs involved in the project.  If the Company bids too high it will not win the contract; if it bids too low and wins the contract, lower profits than anticipated or a loss can result.

•
Design-build, CM/GC (construction manager/general contractor) and other alternative project delivery methods.  These projects are ones in which winning the contract depends not only on the bid price, but also on reputation, marketing efforts, quality of design, and the minimization of public inconvenience.  Projects of this kind are often bid and performed by joint ventures in which the Company is only one of two or more participants.  This means that the Company is subject not only to the risk of making an inaccurate bid, but also to the additional risk of design errors by the design/engineering firm, as well as liability for the entire contract if other participants in the joint venture fail to carry out their portions of the contract, or fail to do so in conformity with the contract.

•
The Company's strategy of expanding its market, opportunities, competencies and geographic diversification organically and through acquisitions.  Growth can require the investment of significant capital, and in the case of an acquisition, if the negotiation of the purchase agreement and the subsequent integration of the acquired entity are not successfully performed, significant losses can result.

•
The percentage-of-completion accounting and revenue recognition rules under which the Company is required to prepare its financial statements.  Percentage-of-completion accounting requires management to make quarterly and annual estimates of the cost of completing projects that are on going at the date of the financial statements.  These estimates directly affect reported profits, and profits are the basis for the award of much of the Company's incentive compensation.

Incentive Compensation and Risk.

Employees Without Employment Agreements.  The Company compensates its direct labor and clerical staff on an hourly basis; the rest of its employees are paid a salary.  All of these employees are eligible to earn bonuses.  Bonuses are paid in cash and are based on an employee's job performance in his or her area of responsibility.  For example, the bonuses of project managers are based on the gross profit of the project and the level of competency with which it is administered, including things such as the timeliness of invoice submissions and job-cost estimates and updates.  These jobs by their very nature are not ones that require risk-taking for the employee to be successful; rather they require attention to detail and the avoidance and minimization of risk.  Although bonuses for these employees are generally not promised or quantified in advance, the Committee believes that the tradition of paying bonuses encourages employees to be careful and diligent in their job performance.  Project managers' estimates of the cost to complete their contracts are reviewed by senior managers, and from year to year are compared to prior year's actual results.  In this way, senior management can determine whether a project manager's estimates are generally accurate.  A material variance between estimates and actual results can lead to termination of employment.

Employees with Employment Agreements.  The Company compensates certain of its officers and certain of the officers of its operating units under the terms of written employment agreements.  When these employment agreements come up for renewal, the Committee considers whether and to what extent the incentives in those agreements continue to meet the Company's incentive and risk management objectives.  In the Nevada office, incentive pay for senior officers is in the discretion of the Company's President and is based generally on the extent to which elements of the agreed-upon budget for the year have or have not been achieved or exceeded.  Incentive pay for senior officers of the Utah office is based on the achievement of the office's budgeted earnings before interest, taxes, depreciation and amortization, or EBITDA.  The Committee believes that EBITDA is a good measure of operating performance because it is EBITDA on which operating personnel have the most direct effect.  EBITDA for a given year is derived from the budget, which represents the best estimate of results for the following year as determined jointly by senior management of the office and the Company.  Therefore, while budgets may reflect an optimistic assessment of the future, by their nature, they should not require extreme effort to achieve.  In addition, excessive risk-taking could directly and adversely affect EBITDA and therefore the officer's incentive compensation.

The incentive compensation of the named executive officers is also established by employment agreements.  As noted above, under their current agreements, other than Mr. MacKenna's, incentive compensation in 2012 was based on the Company's net earnings.  The Committee believes that the Company's incentive goals do not create or encourage excessive risk-taking for the following reasons.

•	The bid preparation process, whether for a low-bid contract or a design-build contract requires careful, meticulous and diligent estimation and calculation of all aspects of the project.

•	The estimates required for percentage cost-of-completion accounting are subject to review, verification and audit.

•	The incentive compensation for the named executive officers in 2012 was based on net income, with no floor and no cap.

•	No extreme effort or risk-taking by executive officers will necessarily result in a large increase in net income.

•
No incentive pay is awarded for completing a single task, such as winning a contract, making a capital investment or completing an acquisition.  The officer only benefits if the contract, investment or acquisition is profitable and thereby contributes to the financial success of the Company.  This avoids creating an incentive to achieve short-term results at the expense of longer-term results.

The Committee has determined that cost-of-completion accounting is the most likely to encourage manipulation of financial results and therefore deserves further discussion of the monitoring and mitigation of the risk.  In the course of its annual audits, the Company's outside auditor reviews the current year's cost-to-complete estimates and compares them to actual, prior-year results, so that over a period of several years, any manipulation of results would become evident.  In addition, since most of the Company's large projects are performed over the course of more than one calendar year, an under-estimate of the cost-to-complete in order to inflate profits in one year would have the effect of reducing profits in the following year.  In addition, members of senior management of the Company hold a significant number of shares of the Company's common stock, so that any potential incentive to manipulate short-term results is offset by the knowledge that to do so could have long-term, adverse consequences and a negative effect on the value of their own shares of the Company's common stock.  The Committee has formed a judgment that the integrity of the members of senior management is the most valuable element in mitigating this risk.  Finally, the Company's policy on so-called claw-backs requires a repayment of any over-payment of incentive compensation that was based on financial statements that are subsequently restated, whether or not the employee was culpable with respect to the error, event, act or omission that caused the restatement to be made.

Equity Compensation.  In the past, the Company awarded options to a wide variety of employees that vested over a number of years in order to give them a long-term perspective on the success of the Company.  More recently, for the same purpose, the Company has awarded vice-president-level officers of the Company's operating units shares of common stock that may not be sold or transferred for five years and that are subject to forfeiture under certain circumstances, such as termination of employment for cause or resignation.  As noted above, in the current employment agreements of the named executive officers, one-half of any incentive compensation will be paid in the form of three-year restricted stock awards.

The Committee monitors compensation-related risks annually when year-end financial results are available and the achievement of personal goals is assessed.  Since senior officers' employment agreements have traditionally had three-year terms, the Committee is also able periodically to determine whether the Company's incentive programs are achieving the desired results and to make changes if they are not.

Employment Agreements of the Named Executive Officers.

Employment Agreements of Named Executive Officers Other Than Mr. MacKenna.  In 2012, the named executive officers (other than Mr. MacKenna) were compensated under employment agreements that became effective on January 1, 2011 (except for Ms. Brumley's agreement, which became effective as of February 1, 2011).  The agreements establish a base salary for the term of the agreement and provide for annual incentive compensation expressed as a percentage of an incentive compensation pool made up of 4% of the Company's income before income taxes reduced by earnings attributable to noncontrolling interests and after adding back accruals for the executive incentive compensation itself (defined earnings) provided that a trailing three-year average return on equity of at least 5% has been met.  One-half of an executive's share of the incentive compensation pool is paid in the form of a three-year restricted stock award; up to 20% is paid in cash depending on the level of achievement of the executive's personal goals; and the remaining 30% is paid in cash without pre-conditions.  All executive officers of the Company are eligible to receive a bonus paid out of a discretionary bonus pool made up of 1% of defined earnings based on management's recommendations, but subject to the approval of the Compensation Committee.

In March 2012, the employment agreements were amended to reflect certain changes in titles and reporting relationships.  The agreements were also amended to clarify the definition of defined earnings and to provide that if in a given year there is an extraordinary item or event that has a significant effect on the net earnings of the Company, whether the effect is positive or negative, the Committee has the sole discretion to determine whether to exclude some or all of the effect of the extraordinary item or event from the calculation of defined earnings and/or from the calculation of the three-year average return on equity, both for the year in which the item or event is recorded and for any subsequent year.  An example of such an event was the substantial write-down in goodwill in 2011.  In 2012, the Committee exercised its discretion by excluding $6.7 million in earnings for non-controlling interest owners that resulted from an amendment to the operating agreement of Ralph L. Wadsworth Construction Company, LLC that provided for the exclusion of goodwill impairments from the determination of earnings available for distribution to members.

Mr. MacKenna's Employment Agreement.  Effective September 1, 2012, Mr. MacKenna was elected to succeed Patrick T. Manning as Chief Executive Officer of the Company, and the Company entered into an employment agreement with him.  The employment agreement has no fixed term, but continues in effect until terminated by the Company or by Mr. MacKenna.  See the section below entitled Potential Payments upon Termination or Change-in-Control.  The employment agreement provides for a signing bonus of $250,000; relocation expense reimbursement; a base annual salary of $600,000 with merit and cost of living increases subject to the discretion of the Committee, starting with the calendar year 2014; a restricted stock award in each of 2012 and 2013; and an incentive compensation target of 120% of base salary.

The 2012 restricted stock award was for 100,000 shares of Company common stock that are subject to restrictions that lapse in five equal annual installments on the first five anniversaries of the day immediately preceding the September 20, 2012 award date.  The 2013 award was for an additional 100,000 shares of Company common stock that are subject to restrictions that lapse on March 31, 2018 if the Company has achieved a 5% average return on equity over the previous five years.

Mr. McKenna's incentive compensation for the four-month period in 2012 that he was an employee of the Company was based on his providing to the Board reports on certain matters that the Board had an immediate interest in, including a 2013 Company budget.

Mr. MacKenna's incentive compensation has a target amount equal to 120% of his base salary.  One-half of any incentive compensation is based on the Company achieving an earnings-per-share (EPS) goal, and one-half on Mr. MacKenna achieving personal goals, all of which are established by the Committee in consultation with him.  The Company has guaranteed payment of $216,000 of his potential 2013 incentive compensation to reflect the fact that his ability to affect 2013 financial results may be limited by his short-term tenure at the Company.

No incentive compensation is paid for the EPS Goal if less than 80% is achieved; above the 80% threshold, payment is calculated by multiplying the percentage achieved by the target incentive amount up to, but not in excess of a 120% level of achievement.  Of any incentive compensation earned, 70% is payable in cash and 30% is payable in shares of common stock of the Company, that are restricted from sale or other transfer that lapse after a period of three years.  The number of shares is calculated using the average closing price of the Company's common stock during December of the year for which the incentive compensation is paid.

The following table shows the material financial features of the employment agreements of the named executive officers:

Name	Annual Salary ($)	Percentage of of 4% of Defined Earnings Incentive Pool (%)	2012 Fixed Amount Incentive Compensation ($)	Guaranteed 2013 Incentive Compensation ($)	2012 Fixed Stock Award (#)	2013 Fixed Stock Award (#)
Patrick T. Manning	550,000	22.5	N/A	120,000	N/A	N/A
Peter E. MacKenna (1)	600,000	N/A	250,000	216,000	100,000	100,000
Joseph P. Harper, Sr. (2)	525,000	22.0	N/A	N/A	N/A	N/A
Anthony F. Colombo (3)	360,000	16.5	N/A	—	N/A	N/A
Elizabeth D. Brumley	315,000	16.5	N/A	—	N/A	N/A
Brian R. Manning	315,000	16.5	N/A	—	N/A	N/A

(1)
Mr. MacKenna's incentive compensation is based on the Company achieving an earnings-per-share goal.  His target incentive compensation for 2013 and thereafter is 120% of his salary.  Mr. MacKenna also received a signing bonus of $250,000.

(2)	Mr. Harper's employment agreement expired on December 31, 2012.

(3)	During 2012, Mr. Colombo was paid additional salary of $45,382 as a cost of living adjustment when he relocated at the Company's request to California. He resigned from the Company in February 2013.

Potential Payments upon Termination or Change-in-Control.

The following table describes the payments and other obligations of the Company under the employment agreements and change of control agreements of the named executive officers at, following, or in connection with, any termination of employment or change in control of the Company.

In every instance of termination, the Company is required to pay the executive any accrued but unpaid salary through the date of termination and any other legally-required payments through that date.

After termination of employment, irrespective of the reason for termination, each of the named executive officers is prohibited from competing with the Company or soliciting its employees or customers for a period of twelve months or for the post-employment period, if any, for which the executive is entitled to be paid salary, whichever period is longer.

The table also shows the estimated cost to the Company had the executive's employment terminated on December 31, 2012.  Mr. Harper's employment agreement expired on that date.  Mr. MacKenna's employment agreement has no fixed term, and the employment agreements of the other named executive officers expire on December 31, 2013.

Event		Payment and/or Other Obligations (1)
1.	Termination—
• By the Company without cause. (2)
	• Involuntary resignation(2) by the executive.	In either event, the Company is obligated as follows:
	Mr. MacKenna	A.	To pay him in a lump sum eighteen months of his base salary.
	All other named executive officers:	B.	To pay the executive his or her base salary in a lump sum for the balance of the term of the employment agreement or one year's base salary, whichever amount is larger.

Event		Payment and/or Other Obligations (1)
	All named executive officers:	C.
To continue to cover the executive under the Company's medical and dental plans provided the executive reimburses the Company the COBRA cost thereof, in which event, the Company must reimburse the amount of the COBRA payments to the executive.

	All named executive officers:	D.
To pay the executive any incentive compensation that would have been earned had the executive remained an employee of the Company through the end of the calendar year in which his or her employment terminated, and to pay in cash any incentive compensation otherwise payable in restricted stock.

Estimated December 31, 2012 termination payments:
For A, B, and C, above, the executive would be entitled to the dollar amounts set forth below.
For D, the executive would be entitled to his or her 2012 incentive compensation, to the extent earned, irrespective of termination.

	Mr. MacKenna	$900,000 plus COBRA reimbursement for an 18-month period, at a cost to the Company of approximately $34,293.
	Mr. Patrick T. Manning	$550,000 plus COBRA reimbursement for a one-year period, at a cost to the Company of approximately $18,637.
	Mr. Joseph P. Harper, Sr.	None. Since Mr. Harper's employment agreement expired on December 31, 2012, no payment or continuation of benefits would be required.
	Mr. Colombo	$360,000 plus COBRA reimbursement for a one-year period, at a cost to the Company of approximately $5,824. Mr. Colombo resigned from the Company in February 2013.
	Ms. Brumley	$315,000 plus COBRA reimbursement for a one-year period, at a cost to the Company of approximately $5,824.
	Mr. Brian R. Manning	$315,000 plus COBRA reimbursement for a one-year period, at a cost to the Company of approximately $18,637.
2.	Termination by reason of the executive's death or permanent disability.
The Company is obligated to pay the executive or his or her personal representative, as the case may be, a portion of any incentive compensation that would have been earned had the executive remained an employee of the Company through the end of the calendar year in which the executive's employment terminated, based on the number of days during the year that the executive was an employee of the Company, and to pay in cash any incentive compensation otherwise payable in shares of restricted stock.

	Estimated December 31, 2012 termination payments:	None. The executive would be entitled to his or her 2012 incentive compensation, to the extent earned, irrespective of termination.
3.	Termination by the Company for cause:(3)	All of the executive's stock options terminate and all shares awarded by the Company that are then still subject to restrictions imposed on the shares by the Company are forfeited.

	Estimated December 31, 2012 termination payments:	None.
4.	Voluntary resignation by the executive:
If the resignation occurs during a calendar year, the Company is not obligated to pay the executive any incentive compensation.  If the resignation occurs at or after the end of a calendar year, the Company is obligated to pay the executive any earned incentive compensation for such year.

	Estimated December 31, 2012 termination payments:	None. The executive would be entitled to his or her 2012 incentive compensation, to the extent earned, irrespective of the resignation.

Event		Payment and/or Other Obligations (1)
5.
Change-in-Control.

Termination without cause or because of a breach by the Company of the executive's employment agreement within a period commencing one month before (except as to Mr. MacKenna, ninety days before) and ending two years after a Change-in-Control.

None

Each named executive officer is entitled to an amount payable in a lump sum equal to three times salary, less any severance payable under any employment agreement then in effect.  In addition, un-exercisable but in-the-money stock options become exercisable in full, and the restrictions that were imposed by the Company on any shares awarded by the Company to the executive expire.

	Estimated December 31, 2012 Change-in-control termination payments:
The lump sum amounts payable are set forth below.  Except for Messrs. MacKenna and Harper, the amounts reflect three years' salary less the one year's salary that is payable under the executives' employment agreements.

Under Mr. MacKenna's employment agreement, his severance payment for a termination without cause (three times salary) is the same amount as is payable to him for a termination without cause under the change-in-control terms of his agreement.

Since Mr. Harper's employment agreement expired on December 31, 2012 there could be no termination without cause on that date.
No cost would be incurred by the Company as a result of the acceleration of stock option vesting provision because all of the outstanding stock options held by named executive officers were already vested (exercisable) in full at December 31, 2012.

No additional expense is incurred by reason of the acceleration of the lapse of restrictions on restricted stock, but recognition of the expense incurred on the issuance of the restricted stock, which would otherwise have been amortized over the restriction period, is accelerated as well.

	Mr. MacKenna	$1,800,000
	Mr. Patrick T. Manning	$1,100,000
	Mr. Joseph P. Harper, Sr.	—
	Mr. Colombo	$720,000
	Ms. Brumley	$630,000
	Mr. Brian R. Manning	$630,000

(1)
The executives' salary and eligibility for incentive compensation are set forth above in the section entitled Employment Agreements of the Named Executive Officers.  For the amount of any incentive compensation paid to the named executive officers for 2012, see the section entitled Summary Compensation Table for 2012, below.

(2)
A termination without cause is a termination for any reason other than for cause, permanent disability, death or voluntary resignation.

An executive resigns involuntarily when his or her resignation is the result of a breach by the Company of a material provision of his or her employment agreement and the Company fails to cure the breach within thirty days, or, if the nature of the breach is one that cannot practicably be cured in thirty days, if the Company fails to diligently and in good faith commence a cure of the breach within the thirty-day period.

(3)
The term "cause" is defined in the named executive officers' employment agreements, and means what is commonly referred to as cause in employment matters, such as gross negligence, dishonesty, insubordination, inadequate performance of responsibilities after notice, and the like.

Summary Compensation Table for 2012.

The following table sets forth all compensation awarded to, earned by, or paid to the following executive officers for 2012:

•	Patrick T. Manning, the Company's principal executive officer to September 1, 2012.

•	Peter E. MacKenna, the Company's principal executive officer from September 1, 2012.

•	Elizabeth D. Brumley, the Company's principal financial officer.

•	The Company's three most highly compensated executive officers (other than the officers listed above) who were serving at the end of 2012.

The Company pays compensation to these executive officers according to the terms of their employment agreements.  The Company does not pay any additional compensation to any executive officer for serving on the Board.  The amounts include any compensation that was deferred by the executive through contributions to his or her defined contribution plan account under Section 401(k) of the Internal Revenue Code.  All dollar amounts are rounded to the nearest dollar.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compen- sation (1) ($)	Total ($)
Patrick T. Manning Chairman of the Board Chief Executive Officer (principal executive officer to September 1, 2012)	2010 2011 2012	365,000 550,000 550,000	— — 13,648	— — —	325,000 — 54,592	— — —	690,000 550,000 618,240

Peter E. MacKenna Chief Executive Officer (principal executive officer from September 1, 2012)	2012	184,615	250,000	977,000	250,000	40,026	1,701,641

Joseph P. Harper, Sr. President, & Chief Operating Officer, Treasurer	2010 2011 2012	365,000 525,000 525,000	— — 13,345	— — 26,689	325,000 — 26,689	13,020 9,800 10,000	703,020 534,800 601,724

Anthony F. Colombo Executive Vice President — Operations	2010 2011 2012	215,000 360,000 405,382	— — —	— — —	260,000 — —	17,704 9,800 155,008	492,704 369,800 560,390

Elizabeth D. Brumley Executive Vice President & Chief Financial Officer (principal financial officer)	2011 2012	288,750 315,000	— 10,009	— 20,017	— 20,017	— 10,000	288,750 375,043

Brian R. Manning Executive Vice President & Chief Business Development Officer	2010 2011 2012	200,000 315,000 315,000	— — 10,009	— — 20,017	200,000 — 20,017	15,635 7,792 10,000	415,635 322,792 375,043

(1)	A breakdown of the amounts shown in this column is set forth in the table below.

Name	Year	Car Allowance/Use of a Company Car ($)	Company Contribution to 401(k) Plan Account ($)	Relocation Expenses Paid or Reimbursed by the Company ($)	COBRA Reimbursement
Patrick T. Manning	2010 2011 2012	— — —	— — —	— — —	— — —

Peter E. MacKenna	2012	—	—	32,415	7,611(3)

Joseph P. Harper, Sr.	2010 2011 2012	— — —	13,020 9,800 10,000	— — —	— — —

Anthony F. Colombo	2010 2011 2012	9,600 (1) — 6,730 (1)	8,104 9,800 10,000	— — 138,278	— — —

Name	Year	Car Allowance/Use of a Company Car ($)	Company Contribution to 401(k) Plan Account ($)	Relocation Expenses Paid or Reimbursed by the Company ($)	COBRA Reimbursement
Elizabeth D. Brumley	2011 2012	— —	— 10,000	— —	— —

Brian R. Manning	2010 2011 2012	8,250 (2) — —	7,385 7,792 10,000	— — —	— — —

(1)	This is the cost of the use of a Company-owned vehicle, and after his relocation to California, a car allowance of $1,000 a month.

(2)	This consists of an $800 monthly car allowance for part of the year.

(3)
Mr. MacKenna's employment agreement provides that in lieu of participating in the Company's health insurance program, he may elect to have the Company reimburse him the cost of maintaining the health coverage of his former employer pursuant to the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for so long as it is available to him.

Grants of Plan-Based Awards for 2012.

The following table shows each grant of an award for 2012 to Mr. MacKenna and the other named executive officers under a Company plan.  No awards of stock options were made to named executive officers in 2012.

Mr. MacKenna.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
		Threshold	Target	Maximum
Peter E. MacKenna	9/01/2012	—	250,000(1)	—
	9/20/2012				100,000(2)	977,000(3)

(1)
This amount is a one-time incentive payment provided for in the executive's September 1, 2012 employment agreement.  It was conditioned on the executive furnishing the Board with three reports on or before November 30, 2012.  The Compensation Committee of the Board has determined that the pre-conditions for the payment were met.  There is no provision in the employment agreement for any payment of less than the full amount shown if fewer than all three reports are delivered, or if one or more reports are not delivered on time.  Accordingly, there was no different threshold and/or maximum level for this award.

(2)
This stock award is provided for in the executive's employment agreement and is subject to restrictions on the sale or other transfer of the shares.  The restrictions lapse in five equal annual installments over a five-year period provided that the executive is an employee of the Company on the date the restrictions on an installment lapse.  The award is not subject to the satisfaction of any other condition or performance goal.

(3)
This is the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, namely the number of shares of common stock multiplied by the closing price of the Company's common stock on the award date. The accounting for stock awards is described in Note 14 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

Named Executive Officers Other Than Mr. MacKenna.  Incentive compensation for 2012 for all named executive officers other than Mr. MacKenna was based on a percentage of an executive incentive compensation pool equal to 4% of the Company's income before income taxes reduced for earnings attributable to noncontrolling interests and after adding back any accrual of the incentive compensation itself, to avoid circular calculations.  This adjusted net income amount is referred to in the executives' employment agreements as defined earnings.

No incentive compensation is paid for a given year if there are no defined earnings or if at the end of a given year, a 5% trailing three-year average return on equity target is not met.  If in a given year there is an extraordinary item or event that has a significant effect on the net earnings of the Company, whether the effect is positive or negative, the Committee has the discretion to determine whether to exclude some or all of the effect of the extraordinary item or event from the calculation of defined earnings and/or from the calculation of the three-year average return on equity, both for the year in which the item or event is recorded and for any subsequent year.  For 2012, the Committee exercised its discretion by excluding $6.7 million in earnings for non-controlling interest owners that resulted from an amendment to the operating agreement of Ralph L. Wadsworth Construction Company, LLC that provided for the exclusion of goodwill impairments from the determination of earnings available for distribution to members.  As a result, for purposes of the calculation of executives' incentive compensation, the Company had a three-year trailing average return on equity of 5.12% and defined earnings of $6,065,775.

The level of incentive compensation that can be earned is linear and in direct proportion to the amount of defined earnings.  The payment of 20% of any earned incentive compensation is based on the level of achievement of personal goals, with no threshold level of achievement required.

These executive officers are also eligible for payments out of a discretionary bonus pool equal to 1% of defined earnings.  Payments from this pool are in the discretion of the Committee based on senior management's recommendations and are determined after the end of the year.  Discretionary bonuses, if any, are paid in cash.  For 2012, the discretionary bonus pool was allocated to these executive officers based on their share of the executive incentive compensation pool.

The following table shows the amount of incentive compensation and discretionary bonuses paid to these named executive officers for 2012.

Name/Title	Percentage of Executive Incentive Compensation Pool (%)	Total 2012 Incentive Compensation (1) ($)	2012 Incentive Compensation Paid in Restricted Stock (2) (#)	2012 Discretionary Bonus Payment ($)
Patrick T. Manning	22.5	54,592	—	13,648
Joseph P. Harper, Sr.	22.0	53,379	2,888	13,345
Anthony F. Colombo(3)	16.5	N/A	N/A	N/A
Elizabeth D. Brumley	16.5	40,034	2,166	10,009
Brian R. Manning	16.5	40,034	2,166	10,009

(1)
Incentive compensation is payable 50% in the form of a service vesting, three-year restricted stock award, 20% in cash based of the level of achievement of personal goals, and 30% in cash without pre-condition.

(2)
The number of shares of restricted stock is determined by using the simple average closing price of the Company's common stock on the NASDAQ Global Select Market during December 2012 ($9.24 per share).  Under his agreement with the Company, this portion of Patrick T. Manning's incentive compensation was paid in cash.

(3)	Mr. Colombo resigned from the Company in February 2013 and pursuant to his severance arrangements, waived any incentive compensation for 2012.

____________________

Option Exercises and Stock Vested for 2012.  The following table contains information on an aggregated basis about each exercise of a stock option during 2012 by each of the named executive officers.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)
Patrick T. Manning	—	—
Peter E. MacKenna	—	—
Joseph P. Harper, Sr.	10,500	75,338
Anthony F. Colombo	9,300	62,776
Elizabeth D. Brumley	—	—
Brian R. Manning	—	—

(1)
SEC regulations define the "Value Realized on Exercise" as the difference between the market price of the shares on the date of the option exercise (purchase), and the option exercise price of the shares, whether or not the shares are sold subsequent to the exercise, or if they are sold, whether or not the sale occurred on the same date as the exercise.

Outstanding Equity Awards at December 31, 2012.  The following table shows certain information concerning un-exercised stock options and restricted stock awards that were outstanding on December 31, 2012 for each named executive officer.  No other equity awards have been made to the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un- exercisable	Option Exercise Price/Share ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Patrick T. Manning	—	—	—	—	—	—	—
Peter E. MacKenna	—	—	—	—	—	100,000(1)	$994,000
Joseph P. Harper, Sr.	—	—	—	—	—	—	—
Anthony F. Colombo	—	—	—	—	—	—	—
Elizabeth D. Brumley	—	—	—	—	—	—	—
Brian R. Manning	3,500(2)	—	3.10	8/12/2004	8/12/2014	—	—
	3,000(2)	—	3.05	8/20/2003	8/20/2013	—	—

(1)
The restrictions on one-fifth of these shares lapse on each September 19 in the years 2013 through 2017.  The shares vest in full if the executive officer's employment is terminated by the Company without cause (as defined in his employment agreement); because of a breach of the agreement by the Company; and on the effective date of a change of control of the Company.

(2)
This option vested in equal installments on the first five anniversaries of its grant date.  If there is a change in control of the Company, the option becomes exercisable in full; however, as indicated in the table above, the outstanding options are already exercisable in full.

Equity Compensation Plan Information.  The following table contains information at December 31, 2012 about compensation plans (including individual compensation arrangements) under which the Company has authorized the issuance of equity securities.

Plan Category (1)	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders:	22,200	$3.085	283,367
Equity compensation plans not approved by security holders:	—	—	—
(1)
The Company has only one outstanding compensation plan under which the Company has authorized the issuance of equity securities, the Stock Incentive Plan.  That plan and subsequent amendments to it have been approved by stockholders other than an amendment that provides that the Company may not, without obtaining stockholder approval, amend the terms of outstanding options or stock appreciation rights to reduce their exercise price; cancel outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights; or cancel outstanding options or stock appreciation rights with an exercise price above the current stock price in exchange for cash or other securities.

_____________________

PERFORMANCE GRAPH.

The following graph compares the percentage change in the Company's cumulative total stockholder return on its common stock for the last five years with the Dow Jones US Index, a broad market index, and the Dow Jones US Heavy Construction Index, a group of companies whose marketing strategy is focused on a limited product line, such as civil construction.  Both indices are published in The Wall Street Journal.  The returns are calculated assuming that an investment with a value of $100 was made in the Company's common stock and in each index at the end of 2007, and that all dividends were reinvested in additional shares of common stock, although the Company has paid no dividends during the periods shown.  The graph lines merely connect the measuring dates and do not reflect fluctuations between those dates.  The stock performance shown on the graph is not intended to be indicative of future stock performance.

	December 2007 ($)	December 2008 ($)	December 2009 ($)	December 2010 ($)	December 2011 ($)	December 2012 ($)
Sterling Construction Company, Inc.	100	84.92	87.72	59.76	49.36	45.55
Dow Jones US Index	100	62.84	80.93	94.40	95.67	111.29
Dow Jones US Heavy Construction Index	100	44.88	51.30	65.87	54.30	65.94

BUSINESS RELATIONSHIPS WITH DIRECTORS AND OFFICERS.

Transactions with Related Persons.  This section describes transactions since the beginning of 2012 and currently proposed transactions in which the Company or its affiliates was or is to be a participant, and in which any related person had or will have a direct or indirect material interest.

Joseph P. Harper, Sr.  On November 6, 2012, the Board agreed to sell to Mr. Harper the key man life insurance policies on his life that the Company owned.  The sale price is the policies' cash surrender values at the most recent quarter end.  The policies have been maintained for several years through the use of the cash surrender values to pay the premiums.

Kip L. Wadsworth.

In December 2009, the Company acquired an 80% membership interest in Ralph L. Wadsworth Construction Company, LLC (RLW).  The purchase agreement gave the sellers, Messrs. Kip, Con, Tod and Ty Wadsworth, who are brothers, the right to put (or sell) their remaining 20% membership interests in RLW to the Company, and concurrently gave the Company the right to call (or acquire) their 20% membership interests, in each case within the sixty-day period after the Company files its Annual Report on Form 10-K for the calendar year 2012.

On December 31, 2012, the Company exercised its call right and purchased the remaining 20% membership interests in RLW.  The call was exercised prior to the filing of the Annual Report on Form 10-K in order to make payment of the purchase price to the Wadsworths in 2012, as well as to retain the continued employment of three of the Wadsworth brothers, Kip Wadsworth, Chief Executive Officer of RLW as well as Con Wadsworth, President of RLW, and Tod Wadsworth, Vice President Business Development of RLW, all of whose employment agreements were due to expire on December 31, 2012.

The purchase price of $23.1 million was determined by a formula set forth in the December 2009 purchase agreement, but was based on estimated financial results for 2012, and accordingly, was made subject to adjustment when financial results for 2012 were available.  After re-computing the formula with the final results, the total purchase price was $23.7 million.

The Company also agreed to accelerate the payment of the 2012 incentive compensation of Mr. Wadsworth and his three brothers in 2012, with a similar adjustment to be made after year end based on final 2012 financial results.

For 2012, RLW paid Kip Wadsworth, as Chief Executive Officer of RLW, total cash compensation of $1,178,646, which is made up of his $244,000 annual salary and his cash incentive compensation of $934,646 under the terms of his employment agreement with RLW that was negotiated in connection with the acquisition.  Pursuant to that employment agreement, the Company issued to Mr. Wadsworth as additional incentive compensation 2,157 shares of the Company's common stock with a value of $24,400 on the date of the award.

Mr. Wadsworth and some of his immediate family members are part owners of the following companies with which RLW had a business relationship in 2012.  Their ownership interests are shown in the table below.

•
Wadsworth Development Group, LLC (WDG).  In 2012, as part of a monthly service agreement, RLW provided WDG with office supplies, payroll services, computers, IT services, telephone service and the like on a monthly basis for total billings to WDG in 2012 of $1,009,853.

•	Wadsworth Corporate Center Building A, LLC (WCC), Wadsworth Dannon Way, LLC (WDW) and Wadsworth & Sons III (W&S3). In 2012, RLW leased —

o	its primary office space from WCC at an annual rent of $228,474 plus common area maintenance charges of $78,485;

o	a facility for RLW's equipment maintenance shop from WDW at an annual rent of $178,333 plus common area maintenance charges of $73,720; and

o
a facility from W&S3 to provide temporary living quarters for field employees at an annual rent of $47,457 plus common area maintenance charges of $20,980.

The WCC and WDW leases expire in 2022 and the W&S3 lease expires in 2014.

•
Big Sky, LLC.  Big Sky, LLC is an entity owned and managed by W&S3.  Big Sky owns a plane that RLW rented in 2012 for certain business travel of its employees, including Mr. Wadsworth, and for which RLW paid Big Sky rental fees and expenses totaling $51,773.

Name (Relationship)	WDG	WCC	WDW	W&S3
Kip L. Wadsworth	24.50%	24.50%	19.60%	28.25%
Con L. Wadsworth (brother)	24.50%	24.50%	19.60%	24.69%
Tod L. Wadsworth (brother)	24.50%	24.50%	19.60%	24.69%
Ty L. Wadsworth (brother)	24.50%	24.50%	19.60%	22.37%
Nic L. Wadsworth (brother)	—	—	19.60%	—
Ralph L. Wadsworth (father)	1.00%	1.00%	1.00%	—
Peggy Wadsworth (mother)	1.00%	1.00%	1.00%	—

RLW is the general contractor on a parking structure, in Glendale, Colorado, the owner of which is Real Estate Opportunity Capital Fund LP, also known as the ROC Fund 1, a private equity firm specializing in commercial and residential real estate.  Kip Wadsworth has an investment in ROC Fund 1 of less than 1%.

During 2012, Ralph L. Wadsworth, Kip Wadsworth's father and the founder of RLW, provided engineering consulting services to two of RLW's projects for which RLW paid a total of $26,500.  Kip Wadsworth is a brother of Guy Wadsworth, who is the owner of Wadsworth Brothers Construction Company.  Wadsworth Brothers Construction Company and RLW are both 12.5% members of a $1.1 billion joint venture with Fluor Corporation and Ames Construction, Inc. on a construction project covering 23 miles of Interstate Highway 15 in Utah, which was approximately 98% complete at December 31, 2012.

Policies and Procedures for the Review, Approval or Ratification of Transactions with Related Persons.

General.  The Board's policy on transactions between the Company and related persons is set forth in the written charter of the Audit Committee.  The policy requires the Committee to review in advance the terms of any transaction between the Company (including its subsidiaries) and a director, executive officer, nominee for election as a director, or stockholder; and any of their affiliates or immediate family members that involves more than $100,000.  If the Committee approves the transaction, it must do so in compliance with Delaware law and report it to the full Board.

Joseph P. Harper, Sr.  The Committee determined in November 2012 that it was advisable to sell Mr. Harper the life insurance policies on his life because of his expressed intention to retire when his employment agreement expired on December 31, 2012.  Because the Company did not intend to continue the policies, their value to the Company was the cash surrender values, the price at which the policies were offered to Mr. Harper.

Kip L. Wadsworth.  As part of its due diligence review prior to the acquisition of its 80% interest in RLW, the Company reviewed the relationships and transactions between RLW, Mr. Wadsworth and Mr. Wadsworth's family members, and concluded that the prices being charged to RLW or by RLW, as the case may be, are competitive and no less favorable to RLW than could be obtained from unrelated third parties.  Any new transaction will be taken under consideration in advance by the Committee and will be reviewed by an independent audit firm retained by the Committee to ensure, among other considerations, that it is in compliance with Delaware law and is likewise on terms that are no less favorable to the Company than could be obtained from unrelated third parties.

INFORMATION ABOUT AUDIT FEES AND AUDIT SERVICES

A representative of the Company's independent registered public accounting firm, Grant Thornton LLP, is expected to be available at the Annual Meeting and will have the opportunity to make a statement, if he or she wishes, and to respond to appropriate questions from stockholders.

The following table sets forth the aggregate fees that Grant Thornton billed to the Company for the years ended December 31, 2012 and 2011.

Fee Category	2012	Percentage Approved by the Audit Committee	2011	Percentage Approved by the Audit Committee
Audit Fees:	904,791	100%	676,135	100%
Audit-Related Fees:	—	N/A	—	N/A
Tax Fees:	—	N/A	—	N/A
All Other Fees:	—	N/A	1,200	100%

Audit Fees.

In 2012 and 2011, audit fees included the fees and expenses for Grant Thornton's audit of the consolidated financial statements included in the Company's Annual Report on Form 10-K for those years; the reviews of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q; the resolution of issues that arose during the audit process; attestation work required by Section 404 of the Sarbanes-Oxley Act of 2002; and other audit services that are normally provided in connection with statutory and regulatory filings.

Of the audit fees for 2012 reflected in the above table, $372,599 had been billed by December 31, 2012.

Of the audit fees for 2011 reflected in the above table, $418,533 had been billed by December 31, 2011.

Audit-Related Fees.  In 2012 and 2011, the Company incurred no fees in this category.

Tax Fees.  The Company's independent registered public accounting firm occasionally provides tax consulting services to the Company.  No fees for such services were incurred in 2012 or 2011.

All Other Fees.  In 2012 and 2011, these fees consisted primarily of consultation with Grant Thornton on various tax issues related to new jurisdictions in which the Company operates.

Procedures for Approval of Services.

All requests for services that are to be provided by the Company's independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding estimated fees, are submitted to both the Company's Chief Financial Officer and the Chairman of the Audit Committee.  The Chief Financial Officer authorizes services that have been approved by the Committee within pre-set limits.  If there is any question as to whether a proposed service fits within an approved service, the Chairman of the Committee is consulted for a determination.  The Chief Financial Officer submits to the Committee any requests for services that have not already been approved by the Committee.  The request must include an affirmation by the Chief Financial Officer and the independent registered public accounting firm that the request is consistent with the SEC’s rules on auditor independence.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any proposal that a stockholder intends to present at the 2014 Annual Meeting of Stockholders must be submitted to the Secretary of the Company no later than November 29, 2013 in order to be considered timely received.

By Order of the Board of Directors
Roger M. Barzun, Secretary

STERLING CONSTRUCTION COMPANY, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 9, 2013
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your voting instructions by telephone at 1-800-PROXIES (1-800-776-9437), or via the Internet at www.VoteProxy.com and follow the simple instructions. You will need to use the Company Number, the Account Number and the Control Number shown on your proxy card.

The undersigned, having received a Notice of the Annual Meeting of Stockholders of Sterling Construction Company, Inc. (the "Company") to be held on May 9, 2013 at 9:00 a.m., local time, at the Hyatt Regency Hill Country, 9800 Hyatt Resort Drive, San Antonio, Texas 78251 (the "Annual Meeting") and a Notice of Internet Availability of Proxy Materials for the Annual Meeting; and revoking all prior proxies, hereby appoint(s) Patrick T. Manning, Elizabeth D. Brumley, and Roger M. Barzun, and each of them (with full power of substitution) as proxies of the undersigned to attend the Annual Meeting and any adjourned sessions thereof and there to vote and act upon the following matters in respect of all shares of common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

Attendance of the undersigned at the Annual Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates at the Annual Meeting the intention of the undersigned to vote said shares in person.  If the undersigned holds any shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every one of those capacities as well as individually.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
STERLING CONSTRUCTION COMPANY, INC.
May 9, 2013

PROXY VOTING INSTRUCTIONS

VOTING ON THE INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number, Account Number and Control Number shown on your proxy card.

VOTING BY TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries using any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number, Account Number and Control Number shown on your proxy card.
COMPANY NUMBER
ACCOUNT NUMBER

You may vote online or by telephone until 11:59 PM Eastern Time on the day before the meeting.
VOTING BY MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
VOTING IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card and the 2012 Annual Report are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=04770

Please detach along perforated line and mail the part below in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS; AND FOR PROPOSALS 2 and 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1.	Election of Directors:	For	Against	Abstain
	Maarten D. Hemsley	[ ]	[ ]	[ ]
	Peter E. MacKenna	[ ]	[ ]	[ ]

2.	Ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2013.	[ ]	[ ]	[ ]

3.	Advisory vote to approve named executive officer compensation.	[ ]	[ ]	[ ]

The shares represented by this proxy will be voted as directed by the undersigned.  If no direction is given with respect to the election of directors or proposals 2 or 3, specified above, this proxy will be voted FOR the election of each director; and FOR Proposals 2 and 3.  All proposals are made by the Board of Directors.

if you wish to vote in accordance with the recommendations of the board of directors, you need only sign and date this proxy.  you do not need to mark any boxes.

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:  Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice of Availability of Proxy Materials for the Annual Meeting of Stockholders of
Sterling Construction Company, Inc.

To Be Held as follows:
May 9, 2013
9:00 a.m. Local Time
Hyatt Regency Hill Country
9800 Hyatt Resort Drive
San Antonio, Texas 78251

COMPANY NUMBER
ACCOUNT NUMBER
CONTROL NUMBER

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet.  We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials, you must request one.  There is no charge to you for requesting a copy.  To facilitate timely delivery, please make the request as instructed below before April 27, 2013.

Please visit http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=04770 where the following materials are available for view:

•	Notice of Annual Meeting of Stockholders
•	Proxy Statement
•	Form of Electronic Proxy Card
•	2012 Annual Report

TO REQUEST MATERIAL:	Telephone:	888-776-9962; For international callers: 718-921-8562
	E-Mail:	info@amstock.com
	Website:	http://www.amstock.com/proxyservices/requestmaterials.asp

TO VOTE:	Online:
To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time on the day before the meeting date.

- or -
	In Person:	You may vote your shares in person by attending the Annual Meeting.
- or -
	Telephone:	To vote by telephone, please visit https://secure.amstock.com/voteproxy/login2.asp to view the materials and to obtain the toll-free number to call.
- or -
	Mail:	You may request a proxy card by following the instructions above for requesting materials, then fill out the card and mail it to the Company.

1.	To elect two (2) directors to the Board of Directors of the Company to serve until their terms expire and until their successors are duly elected and qualified.			2.	To ratify the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2013.

	Nominees:	Name	Term	3.	Advisory vote to approve named executive officer compensation.
		Maarten D. Hemsley	Three-year term
		Peter E. MacKenna	Three-year term	4.	To transact any other business that properly comes before the meeting.

Please note that you cannot use this notice to vote by mail.				These items of business are more fully described in the Proxy Statement.

				The record date for the Annual Meeting is Monday, March 11, 2013. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.